                             AMENDED AND RESTATED

                           ASSET PURCHASE AGREEMENT

                                     among

                     MAGNETEK NATIONAL ELECTRIC COIL, INC.

                                MAGNETEK, INC.

                EASTERN ELECTRIC APPARATUS REPAIR COMPANY, INC.

                                      and

                           GRAND EAGLE COMPANIES INC.

- -------------------------------------------------------------------------------
                         Dated as of February 27, 1996
- -------------------------------------------------------------------------------

                                Sale of Assets
                                      of
             Field Service Center and Fairfield Supply Businesses
                                      of
                     MagneTek National Electric Coil, Inc.

                               TABLE OF CONTENTS

                                   ARTICLE 1

                                  DEFINITIONS


 1.1   Certain Defined Terms................................................  1
 1.2   Other Definitional Provisions........................................  8

                                   ARTICLE 2

                      CLOSING; PURCHASE PRICE ADJUSTMENT


 2.1   Purchase and Sale of the Assets......................................  9
 2.2   Limited Assumption of Liabilities.................................... 12
 2.3   Closing.............................................................. 14
 2.4   Purchase Price Adjustment............................................ 15
 2.5   Allocation of Purchase Price......................................... 18

                                   ARTICLE 3

                             CONDITIONS TO CLOSING


 3.1   Buyer's Obligation................................................... 18
 3.2   Seller's Obligation.................................................. 22
 3.3   Certain Costs........................................................ 23
 3.4   Co-operation as to Surveys........................................... 24

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF SELLER AND MAGNETEK

 4.1   Authority; No Conflicts; Governmental Consents....................... 24
 4.2   The Assets........................................................... 26
 4.3   Organization and Standing of Canada Sub.............................. 26
 4.4   Capital Stock of Canada Sub.......................................... 26
 4.5   Equity Interests; Subsidiaries....................................... 27
 4.6   Financial Statements................................................. 27
 4.7   Absence of Changes or Events......................................... 28
 4.8   Taxes................................................................ 28
 4.9   Assets Other than Real Property Interests............................ 30
 4.10  Real Property........................................................ 30
 4.11  Intellectual Property................................................ 30
 4.12  Furniture, Fixtures, Machinery and Equipment......................... 31
 4.13  Contracts............................................................ 31
 4.14  Litigation; Decrees.................................................. 33
 4.15  Employee Benefit Plans............................................... 33
 4.16  Compliance with Applicable Laws...................................... 36
 4.17  Environmental Matters................................................ 36
 4.18  Employee and Labor Relations......................................... 36
 4.19  Corporate Names...................................................... 37
 4.20  Licenses and Permits................................................. 37
 4.21  Directors, Officers and Employees of the Company..................... 37
 4.22  Customers............................................................ 37

                                   ARTICLE 5

           REPRESENTATIONS AND WARRANTIES OF BUYER AND GRAND EAGLE


 5.1   Authority; No Conflicts; Governmental Consents....................... 38
 5.2   Actions and Proceedings, etc......................................... 39
 5.3   Availability of Funds................................................ 39
 5.4   Buyer's and Grand Eagle's Acknowledgment............................. 39
 5.5   Exon-Florio.......................................................... 40

                                   ARTICLE 6

                       COVENANTS OF SELLER AND MAGNETEK

 6.1   Access............................................................... 40
 6.2   Ordinary Conduct..................................................... 40
 6.3   Insurance............................................................ 42
 6.4   Accounts Receivable.................................................. 42
 6.5   Confidentiality Agreements........................................... 43
 6.6   No Solicitation...................................................... 43
 6.7   Lien Searches........................................................ 43
 6.8   Third Party Consents................................................. 43
 6.9   Environmental Matters................................................ 44
 6.10  Rancho Dominguez Lease Assignment.................................... 45
 6.11  Rancho Dominguez Facility Project.................................... 46
 6.12  Delivery of Schedules................................................ 46

                                   ARTICLE 7

                              COVENANTS OF BUYER

 7.1   Confidentiality...................................................... 46
 7.2   Accounts Receivable.................................................. 47
 7.3   Insurance............................................................ 47
 7.4   Assets Remaining on Buyer's Property................................. 47
 7.5   Change of Name of Canada Sub......................................... 48

                                   ARTICLE 8

                               MUTUAL COVENANTS

 8.1   Cooperation.......................................................... 48
 8.2   Publicity............................................................ 48
 8.3   Antitrust Notification............................................... 48
 8.4   Records.............................................................. 49
 8.5   Consents............................................................. 50

                                   ARTICLE 9

                           EMPLOYEE BENEFIT MATTERS

 9.1   Employee Benefit Matters............................................. 50

                                   ARTICLE 10

                               INDEMNIFICATION

10.1   Tax Indemnification.................................................. 53
10.2   Other Indemnification by Seller...................................... 54
10.3   Other Indemnification by Buyer....................................... 55
10.4   Indemnification for Environmental Matters............................ 55
10.5   Indemnification for Canada Sub....................................... 56
10.6   Losses Net of Insurance, Etc......................................... 57
10.7   Termination of Indemnification....................................... 58
10.8   Procedures Relating to Indemnification (Other than
         Under Section 10-1)................................................ 58
10.9   Procedures Relating to Indemnification of Tax Claims................. 59
10.10  Survival of Representations.......................................... 60
10.11  Mandatory Setoff of Seller Note...................................... 61

                                   ARTICLE 11

                               POST CLOSING MATTERS

11.1   Tax Matters.......................................................... 61
11.2   Access to Former Business Records.................................... 62
11.3   Use of Trademark and Trade Names..................................... 63
11.4   Further Assurances................................................... 63

                                   ARTICLE 12

                               GENERAL PROVISIONS

12.1   Assignment........................................................... 64
12.2   No Third-Party Beneficiaries......................................... 64
12.3   Termination.......................................................... 64
12.4   Expenses............................................................. 65
12.5   Attorneys' Fees...................................................... 65
12.6   Amendments........................................................... 66
12.7   Notices.............................................................. 66
12.8   Interpretation; Exhibits and Schedules............................... 67
12.9   Counterparts......................................................... 68
12.10  Entire Agreement..................................................... 68
12.11  Fees................................................................. 68
12.12  Severability......................................................... 68
12.13  Governing Law........................................................ 68

                                LIST OF EXHIBITS


Exhibit A Financial Statements


                                   SCHEDULES


Schedule 2.1(d) (xiii)     Excluded Agreements
Schedule 2.1(d) (xiv)      Excluded Claims
Schedule 3.1(b) (ii)       Title Commitment Amounts
Schedule 4.3               Jurisdictions
Schedule 4.6               Historical Financials
Schedule 4.4               Capital Stock of Canada Sub
Schedule 4.7               Changes of Events Since Balance Sheet Date
Schedule 4.8               Tax Exceptions
Schedule 4.9               Liens
Schedule 4.10              Company Properties
Schedule 4.11              Intellectual Property
Schedule 4.13              Certain Contracts
Schedule 4.14              Litigation
Schedule 4.15              Exceptions re Employee Plans
Schedule 4.15(a)           Employee Plans
Schedule 4.16              Compliance with Laws
Schedule 4.17              Environmental Matters
Schedule 4.18              Labor Matters
Schedule 4.19              Corporate Names
Schedule 4.20              License and Permits
Schedule 4.21              Directors and Officers
Schedule 4.22              Customers
Schedule 6.2               Exceptions to Ordinary Course
Schedule 6.8               Third Party Consents
Schedule 6.9               Environmental Matters
Schedule 6.11              Facility Project
Schedule 7.4               Certain Excluded Assets Remaining on Premises

                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


     AMENDED AND RESTATED ASSET PURCHASE AGREEMENT dated as of February 27, 1996 (this "Agreement"), among MAGNETEK NATIONAL ELECTRIC COIL, INC., a Delaware corporation ("Seller"), MAGNETEK, INC., a Delaware corporation ("MagneTek"), EASTERN ELECTRIC APPARATUS REPAIR COMPANY, INC., a Georgia corporation ("Buyer"), and GRAND EAGLE COMPANIES INC., a Delaware corporation ("Grand Eagle").

     Seller desires to sell to Buyer, and Buyer desires to purchase, all of the Assets (as defined below).

     Accordingly, the parties hereto hereby agree as follows:

     Seller, MagneTek, Buyer and Grand Eagle hereby amend and restate their agreement executed as of February 27, 1996, as set forth in this Agreement, and supersede it entirely with this Agreement.

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

     "Affiliated Group" means an affiliated group as defined in Section 1504(a) of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income tax law) of which Seller or any Subsidiary is or has been a member.

     "Ancillary Agreement" means the Seller Note, the Non-Competition Agreement, and the Bill of Sale and Assignment and Assumption Agreement.

     "Assets" has the meaning set forth in Section 2.1(b).

     "Assumed Liabilities" has the meaning set forth in Section 2.2 (a)

     "Bill of Sale and Assignment and Assumption Agreement" means such document in Seller's customary form and reasonably satisfactory to Buyer.

     "Business" means each of (a) MagneTek's field service business conducted through Seller at Tucson, Arizona, Orlando, Florida, Joliet, Illinois, Rancho Dominguez, California, New Orleans, Louisiana, Akron, Ohio, Pittsburgh, Pennsylvania, Alcoa, Tennessee, Houston, Texas, and Spokane, Washington, and through Canada Sub at St. Jean, Quebec, and (b) MagneTek's Fairfield Supply business conducted through Seller at Fairfield, New Jersey.

     "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York or Chicago are authorized or required by law to close.

     "Canada Sub" means MagneTek National Electric Coil Limited, an Ontario corporation.

     "Canada Sub Plan" means any Employee Plan maintained or sponsored by the Canada Sub or any of its ERISA Affiliates or to which Canada Sub or any of its ERISA Affiliates has an obligation to contribute immediately prior to the Closing Date which covers employees, former employees, or the dependents or beneficiaries thereof of the Canada Sub.

     "Canada Sub Shares" means the issued and outstanding capital stock of Canada Sub.

     "Cash Purchase Price" has the meaning set forth in section 2.1(a).

     "Claim" means any claim, cause of action, chose in action, right of recovery, right of set off, or right of recoupment (including any such item relating to the payment of Taxes).

     "Closing" has the meaning set forth in Section 2.3.

     "Closing Balance Sheet" has the meaning set forth in Section 2.4(a).

     "Closing Date" has the meaning set forth in Section 2.3.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company Employee" means any person employed by MagneTek or an Affiliate of MagneTek's other than Canada Sub on the Closing Date whose responsibilities relate primarily to the Business, including, without limitation, any person on lay-off, leave of absence, sick or short-term disability leave, but excluding any person on long-term disability leave.

     "Company Plan" means any Employee Plan maintained or sponsored by MagneTek or Seller or any ERISA Affiliate of either of them or to which MagneTek, Seller or any ERISA Affiliate of either of them has an obligation to contribute immediately prior to the Closing Date which covers any Company Employees, former employees, or the dependents or beneficiaries thereof.

     "Company Property" has the meaning set forth in Section 4.10.

     "Confidentiality Agreement" has the meaning set forth in Section 7.1.

     "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral, to which Seller or MagneTek is a party and relating primarily to the Business, or to which Canada Sub is a party.

     "Contractual Obligation" means, as to any Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is subject.

     "Employee Plan" means any employment, collective bargaining agreement, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for fringe benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or other welfare benefits or for deferred compensation, profit-sharing, bonuses, stock options, restricted stock, stock appreciation rights, stock purchases or other forms of incentive compensation.

     "Environmental Laws" means all currently applicable federal, state and local and, with respect to Canada Sub, federal and provincial Canadian, laws, rules, regulations, orders and ordinances relating to pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 ET SEQ., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 ET SEQ., the Emergency Planning and Community Right-to-Know Act ("Right-to Know Act"), 42 U.S.C. Section 11001 et SEQ., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 ET seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 ET SEQ., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 ET SEQ., and the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ., each as amended, and any regulations or rules adopted or promulgated pursuant thereto.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means, with respect to any Person ("First Person"), any other Person with whom the First Person constitutes all or part of a controlled group, which would be treated with the First Person as under common control or whose employees would be treated as employed by the First Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

     "Estimated Adjustment" has the meaning set forth in Section 2.3.

     "Excluded Assets" has the meaning set forth in Section 2.1(d).

     "Excluded Liabilities" has the meaning set forth in Section 2.2(b).

     "Financial Statements" has the meaning set forth in Section 4.6(a).

     "GAAP" means generally accepted accounting principles in the United States of America.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Materials" means: hazardous substances, extremely hazardous substances, Toxic Substances, as defined in TSCA, or hazardous wastes as defined under any Environmental Laws and, for purposes of Canada Sub, "contaminants" as defined in currently applicable federal and provincial Canadian law.

     "Historical Financials" has the meaning set forth in Section 4.6(a).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

     "Indemnified Buyer Affiliates" means Buyer, Grand Eagle, Canada Sub, each Affiliate of each of the foregoing, and each of their respective officers, directors, stockholders, employees and agents.

     "Indemnified Seller Affiliates" means Seller, MagneTek, each Affiliate of each of them, and each of their respective officers, directors, stockholders, employees and agents.

     "Indemnified Person" means any Indemnified Buyer Affiliate and any Indemnified Seller Affiliate.

     "Indemnifying Person" means any Person from whom indemnification is being sought hereunder.

     "Intellectual Property" has the meaning set forth in Section 4.11.

     "IRS" means the Internal Revenue Service.

     "Knowledge" with reference to any of the representations and warranties of Seller or MagneTek means the actual knowledge of any "officer", as such term is defined in 17 C.F.R. Section 240.16a1(f), of Seller or MagneTek, as the case may be, and of any other employee of Seller or MagneTek, as the case may be, who had, on the date of this Agreement, responsibility on a company-wide level for matters that are the subject of such representation and warranty.

     "Larsen-Hogue Plan" means the MagneTek, Inc. Utilities and Power Products Division Larsen-Hogue Electrical Service Repair Pension Plan, a defined benefit pension plan maintained by MagneTek pursuant to a collective bargaining agreement for certain Company Employees.

     "Leased Property" has the meaning set forth in Section 4.10.

     "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

     "Loss" means any loss, liability, claim, damage or expense (including reasonable attorneys' fees and disbursements and the costs of investigation).
 Loss recoverable hereunder is subject to the limitations set forth in
Section 10.6.

     "Material Adverse Effect" means, with respect to either or both of Seller and Canada Sub, a material adverse effect on either

(i) the business, operations, property or condition (financial or other) of the Business, taken as a whole, or (ii) the ability of Seller or MagneTek to consummate the transactions contemplated by this Agreement.

     "Material Contracts" has the meaning set forth in Section 4.13.

     "Non-Competition Agreement" has the meaning set forth in Section 3.1(p).

     "Ordinary Course" means the ordinary course of business substantially in the same manner as now conducted and consistent with past custom and practice (including with respect to quantity and frequency).

     "Other Agreement" means the Asset Purchase Agreement of even date herewith among MagneTek, Grand Eagle, MagneTek Ohio Transformer, Inc. and OT Acquisition Corp.

     "Owned Property" has the meaning set forth in Section 4.10.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Lien" has the meaning set forth in Section 4.9).

     "Permitted Title Exceptions" means, with respect to each Company Property, (i) exceptions to title disclosed in a preliminary title report delivered to Buyer and in any such preliminary title report previously obtained by Buyer or delivered by Seller to Buyer, (ii) all leases, occupancy agreements and other similar agreements to which Seller or Canada Sub, as applicable, is a party, together with all modifications, extensions and renewals thereof and any guarantees of any of the foregoing with respect to or demising any part of the applicable Company Property, (iii) all matters which would be disclosed in the Surveys that are referenced in Section 3.4 of this Agreement, (iv) any matters created by or through Buyer or Grand Eagle, their lenders or any of the affiliates or agents of any of the foregoing, (v) general and special property taxes and assessments not yet delinquent as of the Closing, and (vi) all matters of record in the official records of the county in which the Company Property is located.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "Purchase Price" has the meaning set forth in Section 2.1(a).

     "Records" has the meaning set forth in Section 2.1(b)(xi).

     "Requirement of Law" means, as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organization or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, but not limited to any law, treaty, rule, regulation or determination with respect to public health and safety or worker health and safety, including, without limitation, the Occupational Safety and Health Act, 42 U.S.C. Section 651 ET SEQ.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

     "Seller Facility" means any property owned, leased, used or occupied by Seller or Canada Sub or any Affiliate of either of them at any time on or before Closing.

     "Seller Note" means a promissory note issued by Grand Eagle in customary form and reasonably satisfactory to MagneTek and Grand Eagle.

     "September Balance Sheet" has the meaning set forth in section 4.6(a).

     "Stay and Pay Agreements" means any agreement, whether written or oral, between MagneTek, Seller or Canada Sub, on the one hand, and any Company Employee or employee of Canada Sub, on the other hand, to pay any amount upon the termination of employment of the Company Employee or employee of Canada Sub that is triggered by the transactions contemplated by this Agreement.

     "Subsidiary" means, collectively, each corporation, limited liability company, partnership, association and other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors is at the time owned or controlled, directly or indirectly, by Seller or one or more Subsidiaries, or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled (as defined in Rule 405 under the Securities Act), directly or indirectly, by Seller or one or more Subsidiaries or a combination thereof. For purposes hereof, Seller or a Subsidiary shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if Seller or one or more Subsidiaries or any combination thereof shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

     "Tax" or "Taxes" means with respect to any Person (a) all federal, state, local, foreign or other taxes, including net income, gross income, unitary, gross receipts, sales, use, intangible, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom, duty or other tax, governmental fee (similar to a tax) or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition to tax imposed by any jurisdiction or other Governmental Authority (federal, state, local or foreign), on such Person, and (b) any transferee or secondary liability of such Person for a Tax and any Tax liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, or being included or required to be included in any Tax Return relating thereto.

     "Tax Returns" means all returns or material reports or forms required to be filed with a Governmental Authority with respect to Taxes.

     "Third Party Consents" has the meaning set forth in Section 6.8.

     "WARN Act" means the Worker Adjustment and Retraining Act of 1986, as amended from time to time.

     "Warranty Claims" has the meaning set forth in Section 2.2 (a)(ii).

     1.2 OTHER DEFINITIONAL PROVISIONS. (a) Terms defined in this Agreement in Sections other than Section 1.1 shall have the meanings as so defined when used in this Agreement.

          (b) As used herein, accounting terms relating to Seller or Canada Sub not defined or to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) Unless express reference is made to Business Days, references to days shall be to calendar days.

                                   ARTICLE 2

                       CLOSING; PURCHASE PRICE ADJUSTMENT


     2.1 PURCHASE AND SALE OF THE ASSETS. (a) On the terms and subject to the conditions of this Agreement, Seller will sell, transfer and deliver to Buyer free and clear of any Liens (other than Permitted Liens), and Buyer will purchase from Seller, all of Seller's right, title and interest in the Assets, for the aggregate consideration of (i) Twelve Million Two Hundred Seventy-Five Thousand Dollars ($12,275,000.00) subject to adjustment as set forth in Section 2.4 (the "Cash Purchase Price"), and (ii) a Seller Note in the principal amount of Two Million Seventy-Five Thousand Dollars ($2,075,000.00) (collectively, the "Purchase Price").

          (b) In this Agreement, "Assets" means (A) the Canada Sub Shares and (B) the assets of Seller used primarily in or arising primarily out of the Business, other than the Excluded Assets, wherever located and whether or not reflected in Seller's books, records or financial statements, including, without limitation, all of Seller's:

               (i) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, test equipment, tools, jigs, and dies), and rights as a lessee or conditional purchaser of any of the foregoing; and

               (ii) real property, improvements, fixtures and fittings thereon, easements, rights-of-way, and other appurtenances thereto (such as appurtenant rights in and to public streets), and leaseholds and subleaseholds in any of the foregoing; and

               (iii)  leases, subleases, and rights thereunder; and

               (iv)   accounts, notes, and other receivables, and

               (v)    rights under Contracts; and

               (vi) engineering, quality control, technical, and other data, in whatever form maintained; and

               (vii) the Business's Intellectual Property, logos, trade dress, corporate names, trade secrets and other confidential business information, and the goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringement thereof, and rights to protection of interests therein under the laws of all jurisdictions; and

               (viii) non exclusive royalty-free licenses to any MagneTek proprietary computer programs or other software used primarily in connection with data and records included in the Assets; and

               (ix)   lists and records of Seller's customers and suppliers; and

               (x) engineering plans, drawings, specifications, studies and reports; and

               (xi) the Business's books and records (including copies, to the extent segregatable from other MagneTek records, of historical accounting and financial records and the Tax records pertaining to Canada Sub, but not other Tax records), files, studies, reports, catalogs, documents, correspondence and other printed or written materials, and copies of the employment records pertaining to the employees of the Business (all of the foregoing being "Records"); and

               (xii) copies of financial books and records and other books and records maintained by MagneTek or other Affiliates of MagneTek other than Seller and Canada Sub that pertain to the Business and its employees; and

               (xiii) franchises, approvals, authorizations, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from Governmental Authorities or other Persons; and

               (xiv)  Claims, deposits, prepayments, refunds, and warranties;
     and

               (xv) the right to continued custody of all assets owned by a customer of Seller and held by Seller on behalf of such customer; and

               (xvi)  any and all assets related to the Larsen-Hogue Plan.

          (c) To the extent any equipment, agreements, rights, or other personal property, tangible or intangible, owned by MagneTek or any Affiliate of MagneTek other than Seller or Canada Sub are used primarily in or arise primarily out of the Business, they are included within the meaning of the term "Assets" to the same extent as they would have been so included had they been owned by Seller, and MagneTek agrees to convey, and cause each such Affiliate to convey, all of its right, title and interest in and to such assets and property to Buyer, or to Seller for conveyance to Buyer, on or prior to the Closing, all without separate consideration from Buyer and otherwise in accordance with the terms of this Agreement.

          (d) Notwithstanding any contrary provision of this Agreement, "Assets" shall not include, and Buyer does not purchase from Seller, any of the following (collectively, the "Excluded Assets"):

               (i) Seller's corporate charter, qualifications to conduct business, arrangements with registered agents relating to qualifications to conduct business, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating solely to the organization, maintenance and existence of Seller as a corporation; or

               (ii) any of Seller's rights under this Agreement or any other agreement between Seller, on the one hand, and Buyer or Grand Eagle, on the other hand, entered into on or after the date of this Agreement; or

               (iii) any of Seller's assets, including rights under agreements with buyers of business units of Seller, primarily arising from or relating to business units of Seller other than the Business; or

               (iv) financial books and records, other than Tax records of Canada Sub, and other books and records maintained by MagneTek or other Affiliates of MagneTek other than Seller or Canada Sub other than those that pertain to the Business and its employees; or

               (v)    any interest in any Subsidiary other than Canada Sub; or

               (vi)   any cash, lockbox, bank or lockbox account of Seller; or

               (vii) except as expressly provided herein, any interest in the use of the name "MagneTek", the phrase "NEC" or the phrase "National Electric Coil" in any trademark, service mark, trade name, slogan or corporate name; or

               (viii) any interest in the use of trademarks, service marks, trade names, slogans or other like property in general use among Seller and MagneTek or other Affiliates of MagneTek in connection with businesses other than the Business; or

               (ix) rights to claims for refunds or rebates of Taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks or other credits of Seller, whether or not attributable to the Business; or

               (x) all insurance policies and rights thereunder, including, but not limited to, any rights to cancellation value as of the Closing Date; or

               (xi) proprietary or confidential business or technical information, records and policies that relate generally to MagneTek and its Affiliates and are not used primarily in the Business, including, without limitation, organization manuals and strategic plans; or

               (xii) MagneTek's proprietary computer programs or other software, including but not limited to MagneTek's proprietary data bases, accounting and reporting format, systems and procedures; or

               (xiii) agreements, contracts, indentures, mortgages, instruments, security interests, or guarantees listed on
     Schedule 2.1(d)(xiii) to this Agreement; or

               (xiv) any of the Claims listed on Schedule 2.1(d)(xiv) to this Agreement; or

               (xv) any assets associated with, or any of Seller's rights in connection with, any Company Plan (other than the Larsen-Hogue Plan).

     2.2 LIMITED ASSUMPTION OF LIABILITIES. (a) As of the close of business on the Closing Date, Buyer will execute and deliver the Bill of Sale and Assignment and Assumption Agreement and thereby assume and become responsible for, pay and discharge when due, all of the liabilities and obligations of Seller and MagneTek arising out of the Business of any kind or nature, whether absolute, contingent, accrued or otherwise, excluding each Excluded Liability (collectively, the "Assumed Liabilities"), including without limitation, all of the following:

               (i)    accounts payable of the Business at Closing; and

               (ii) all liabilities for warranty claims, whether made before or after the Closing Date, for service, repair, replacement or similar work pursuant to Seller's written warranties with respect to products sold or services provided by Seller on or before the Closing Date ("Warranty Claims"), excluding Warranty Claims described in Section 2.2(b)(i) of this Agreement; and

               (iii) all other accrued liabilities reflected as "other short term liabilities" on the Closing Balance Sheet; and

               (iv) all obligations of Seller and MagneTek under the Contracts.


          (b)  In this Agreement, "Excluded Liabilities" means:

               (i) Warranty Claims of which Buyer has given Seller written notice within the two-year period following the Closing Date and for which Buyer's shop-level expenses (direct materials plus labor plus variable overhead), together with such expenses of Buyer for Warranty Claims previously assumed by Buyer, exceed the reserve for warranty claims reflected on the Closing Balance Sheet; and

               (ii) all Claims for product liability or workers' compensation which arose or were incurred on or before the Closing Date or which are based on events occurring on or before the Closing Date notwithstanding that the Claim is asserted after the Closing Date; and

               (iii) all Claims for personal injury, property damage and auto physical damage which Claims arose or were incurred on or before the Closing Date or which are based on events occurring on or before the Closing Date notwithstanding that the Claim is asserted after the Closing Date to the extent such Claims are covered by MagneTek's or Seller's insurance policies in place on or before the Closing; and

               (iv) all claims under health, dental, vision and disability plans of Seller or MagneTek (or under any theory of recovery applicable against MagneTek or Seller) for Company Employees or other covered individuals with respect to services rendered on or prior to the Closing Date (but not in respect of any sick leave or short-term disability benefits pertaining to any period after the Closing Date regardless of when the relevant illness or condition arose); and

               (v) any claims for health, dental or vision coverage arising at any time, including after the Closing Date, for services rendered at any time, including after the Closing Date, with respect to Persons entitled on or before the Closing Date to COBRA benefits and coverage from Seller or

     MagneTek or any liabilities arising from the failure of Seller or MagneTek to comply with COBRA; and

               (vi) any liability for Taxes (excluding the tax items covered by Section 3.3) as to which indemnification is provided pursuant to clause (i) of Section 10.1(a); and

               (vii) any liability under (A) any litigation pertaining to the Business as to which a complaint has been filed in state or federal court, or an administrative charge or complaint has been filed with a governmental agency, in each case prior to the Closing (including, without limitation, all litigation set forth on Schedule 4.14), or (B) any threatened litigation with respect to any matter or claim set forth on
     Schedule 4.14 as to which a complaint is filed in state or federal court, or an administrative charge or complaint is filed with a governmental agency after the Closing; and

               (viii) any liability of MagneTek or Seller under or arising in connection with any Employee Plan except to the extent assumed by Buyer pursuant to Article 9 hereunder; and

               (ix) any and all other debts, liabilities and obligations of MagneTek or any Affiliate of MagneTek, including Seller and its Subsidiaries, with respect to any bank credit facility or letter of credit, and all documents in connection therewith; and

               (x) any and all liabilities arising from any Stay and Pay Agreement in existence at or prior to Closing; and

               (xi) any and all liabilities in connection with the Excluded Assets or any real estate previously owned, leased, used or occupied by MagneTek or any of its Affiliates in connection with the Business which are not owned, leased, used or occupied by the Business at the Closing; and

               (xii) any liability arising from any business owned or operated by Seller other than the Business.

          (c) Under no circumstances herein or in any of the Ancillary Agreements or any agreement, document, certificate or instrument being delivered pursuant to this Agreement or any Ancillary Agreement, or any schedule or exhibit hereto or thereto shall the term "Assumed Liabilities" be interpreted to include any Excluded Liabilities, nor shall Buyer be deemed to have assumed any Excluded Liabilities.

     2.3  CLOSING.

          (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Chicago, Illinois, at 10:00 a.m. on March 27, 1996, or if the conditions to Closing set forth in Article 3 shall not have been satisfied or waived by such date, subject to Section 12.3, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date" and the Closing shall be deemed to have occurred at the close of business, Central time, on the Closing Date. Events occurring after the Closing shall be deemed to have occurred after the Closing Date.

          (b) At the Closing, Buyer shall deliver to Seller (a) by wire transfer (to a bank account designated at least two Business Days prior to the Closing Date in writing by Seller) immediately available funds in an amount equal to the sum of (i) the Cash Purchase Price plus or minus an estimate, to the extent mutually agreed to by Seller and Buyer prior to the Closing Date (the "Estimated Adjustment"), of any adjustments to the Purchase Price under Section 2.4 and (ii) the payment in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) required under the Non-Competition Agreement and (b) a duly executed Seller Note in the original principal amount of Two Million Seventy-Five Thousand Dollars ($2,075,000.00).

          (c) At the Closing, Seller and MagneTek shall deliver or cause to be delivered to Buyer the executed and, as appropriate, acknowledged assignments and other instruments of transfer referred to in Section 3.1 of this Agreement.

     2.4 PURCHASE PRICE ADJUSTMENT. (a) Within 60 days after the Closing Date, Buyer at its own expense shall prepare and deliver to MagneTek a consolidated pro forma balance sheet of the Business as of the close of business on the Closing Date (the "Closing Balance Sheet"). For purposes of preparing the Closing Balance Sheet, Buyer shall have access to Seller's and MagneTek's Records relating to the Business or otherwise relevant to the preparation of the Closing Balance Sheet, and Seller and MagneTek shall make the appropriate personnel reasonably available to Buyer. During the 30 days immediately following MagneTek's receipt of the Closing Balance Sheet, Seller shall be entitled to review the Closing Balance Sheet and Buyer's working papers relating to the Closing Balance Sheet, and Buyer shall provide MagneTek access at all reasonable times to its personnel, properties and Records to the extent comprising Assets for such purpose. The Closing Balance Sheet shall become final and binding upon the parties on the thirtieth day following delivery thereof unless MagneTek gives written notice to Buyer of its disagreement with the method of presentation thereof or with the determination of any amount thereon (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer with respect to the Closing Balance Sheet, then such Closing Balance Sheet (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below).
During the 30 days immediately following the delivery of any Notice of Disagreement, MagneTek and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period and during any subsequent period of arbitration by the Accounting Firm, MagneTek shall have access to Buyer's working papers relating to the Closing Balance Sheet and to Buyer's Records to the extent comprising Assets, and Buyer shall have access to Seller's working papers relating to the Notice of Disagreement and to Seller's and MagneTek's Records related to the Business or otherwise relevant to the preparation of the Closing Balance Sheet. At the end of such 30-day period (or such longer period on which Seller and Buyer may from time to time agree in writing), Seller and Buyer shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters that remain in dispute and which were properly included in any Notice of Disagreement, an the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Closing Balance Sheet, adjusted in accordance with the parties' mutual written agreement, and with such adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution to the parties. The Accounting Firm shall be KPMG Peat Marwick, or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be mutually agreed upon by the parties hereto in writing. The cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.4 shall be borne 50% by Buyer and 50% by MagneTek.

          (b)  The Purchase Price will be adjusted as follows:

               (i)    If:

                      (A) the excess of total tangible assets over the sum of payables and other short term liabilities shown on the final and binding Closing Balance Sheet, minus the Estimated Adjustment (if the Estimated Adjustment increased the Cash Purchase Price paid at Closing) or plus the Estimated Adjustment (if the Estimated Adjustment reduced the Cash Purchase Price paid at Closing), exceeds:

                      (B) the excess of total tangible assets over the sum of payables and other short term liabilities shown on the September Balance Sheet,

     Buyer will pay to Seller an amount equal to such excess (plus interest thereon from the Closing Date at a rate equal to the prime rate announced from time to time by NationsBank, N.A. (Carolinas)) by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Closing Balance Sheet becomes final and binding on the parties.

               (ii)   If:

                      (A) the excess of total tangible assets over the sum of payables and other short term liabilities shown on the final and binding Closing Balance Sheet, minus the Estimated Adjustment (if the Estimated Adjustment increased the Cash Purchase Price paid at Closing) or plus the Estimated Adjustment (if the Estimated Adjustment reduced the Cash Purchase Price paid at Closing), is less than:

                      (B) the excess of total tangible assets over the sum of payables and other short term liabilities shown on the September Balance Sheet,

     MagneTek will pay to Buyer an amount equal to such deficiency (plus interest thereon from the Closing Date at a rate equal to the prime rate announced from time to time by NationsBank, N.A.(Carolinas)) by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Closing Balance Sheet becomes final and binding on the parties.

          (c) The Closing Balance Sheet shall be prepared in accordance with GAAP, applied in a manner consistent with that followed in the preparation of the Financial Statements (as defined in Section 4.6).

          (d) Notwithstanding the foregoing provisions of this Section 2.4, no adjustment to the Purchase Price pursuant to this Section 2.4 shall be made unless such adjustment would exceed $100,000, and if the adjustment would exceed $100,000, then the full amount of the adjustment shall be made.

          (e) Buyer agrees that it will not take any actions with respect to its accounting books, Records, policies and procedures of the Business which would impede the preparation of the Closing Balance Sheet on the basis provided in this Agreement.

     2.5 ALLOCATION OF PURCHASE PRICE. The parties shall endeavor to allocate the Purchase Price, and any adjustment thereto, among the Assets in the manner required by Section 1060 of the Code. Buyer and Seller agree to be bound by any such agreed-upon fair market value determination and allocation and to complete and attach Internal Revenue Service Form 8594 to their respective tax returns accordingly. Buyer and Seller agree that in all events Five Hundred Thousand Dollars ($500,000.00) shall be allocated to the Canada Sub Shares.

                                   ARTICLE 3

                              CONDITIONS TO CLOSING

     3.1 BUYER'S OBLIGATION. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

         (a) TRANSFER DOCUMENTS. Buyer shall have received instruments, including the Bill of Sale and Assignment and Assumption Agreement, with respect to Seller's ownership of Assets, assignments, endorsements and other documents of title and other good and sufficient instruments of conveyance and transfer, as shall be effective to vest Buyer with all of Seller's right, title and interest in and to the Assets, in form and substance reasonably satisfactory to Buyer.

          (b) TITLE DOCUMENTS - SELLER. With respect to each Owned Property of Seller, Buyer shall have received:

               (i) An executed, acknowledged and recordable deed to such Owned Property in form and substance reasonably satisfactory to Buyer.

               (ii) A commitment for an ALTA (1970 Form B) Owner's Policy of Title Insurance issued by First American or another title insurer selected by Buyer and approved by Seller in an amount set forth on
     Schedule 3.1(b)(ii), insuring fee simple title to such Owned Property to be in Buyer. Each commitment delivered under this Section 3.1(b)(ii) shall (A) insure title to the Owned Property and all recorded appurtenant easements benefiting such Owned Property to be vested in Buyer subject only to (x) Permitted Title Exceptions and (y) such other limitations and exceptions as shall not unreasonably interfere with the use of the respective Owned Property in the Ordinary Course.
     This condition shall be deemed satisfied as to each Owned Property unless Buyer notifies Seller to the contrary within five Business Days after Buyer shall have received a current title commitment for such Owned Property.

               (iii) All other documentation (including and trust declarations) which Buyer may reasonably request in connection with the transfer of title to the Owned Property.

          (c) TITLE DOCUMENTS - CANADA SUB. With respect to each Owned Property of Canada Sub, Buyer shall have received, at its expense, customary assurances under local practice and reasonably satisfactory to Buyer that fee title to such Owned Property is vested in Canada Sub as of the Closing Date.

          (d) LEASE DOCUMENTS. With respect to each Leased Property as to which a consent to assignment or sublease is a Third Party Consent as defined in Section 6.8, Buyer shall have received an assignment (and novation if feasible) of the lease, or a sublease, in either case in form and substance reasonably satisfactory to Seller and Buyer, and in a recordable form, together with:

               (i) the written consent of the landlord to such assignment or sublease, if required, and

               (ii) an estoppel certificate from the landlord in form and substance reasonably satisfactory to Seller and Buyer.

          (e) TRADEMARK ASSIGNMENTS. Buyer shall have received trademark assignments, in form and substance satisfactory to Buyer, conveying to the Buyer all of Seller's right, title and interest in and to any trademarks of Seller included among the Assets.

          (f) LIEN SEARCHES. Buyer shall have received copies of the searches required by Section 6.7 of this Agreement, in form and substance satisfactory to Buyer.

          (g) STOCK OF CANADA SUB. Buyer shall have received stock certificates representing all of the shares of stock of

Canada Sub, endorsed in blank or accompanied by duly executed assignment documents.

          (h) RESIGNATIONS - CANADA SUB. Buyer shall have received duly signed resignations, effective as of the Closing, of all directors and officers of Canada Sub, and duly signed mutual releases between Canada Sub and its officers and directors in customary form reasonably satisfactory to Buyer.

          (i) OFFICER'S CERTIFICATES. The representations and warranties of Seller and MagneTek made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, and Seller and MagneTek shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing; and Seller and MagneTek shall have delivered to Buyer and Grand Eagle a certificate dated the Closing Date and signed by an authorized officer of each of them confirming the foregoing.

          (j) OPINIONS. Buyer and Grand Eagle shall have received an opinion dated the Closing Date of Gibson, Dunn & Crutcher, counsel to Seller, of Samuel A. Miley, Esq., General Counsel of Seller, and of Seller's Canadian counsel, in each case as to matters customary in transactions of this kind and which opinions shall be reasonably satisfactory to Buyer.

          (k) NO INJUNCTION. No injunction or order shall have been granted by any Governmental Authority of competent jurisdiction that would restrain or prohibit the purchase and sale of the Assets or that would impose damages as a result of the purchase and sale of the Assets, and no action or proceeding shall be pending before any Governmental Authority of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Buyer there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

          (l) HART-SCOTT-RODINO. The waiting period under the HSR Act, if applicable to the purchase and sale of the Assets, shall have expired or been terminated, and all requirements of Canadian and provincial law with respect to the transfer of the stock of Canada Sub shall have been satisfied.

          (m) CERTIFICATE OF INCORPORATION. At the Closing, Seller shall have delivered to Buyer a copy of the certificate of incorporation of Seller, certified by the Secretary of State of Delaware as of a date not more than five days prior to the Closing Date.

          (n) SECRETARY'S CERTIFICATES. At the Closing, Seller shall have delivered to Buyer copies of each of the following for each of Seller and Canada Sub, in each case certified to be in full force and effect on the date of the Closing by the Secretary of Seller or Canada Sub, as the case may be:

          (i) the by-laws, code of regulations, or similar document of such Person; and

          (ii) in the case of Seller, resolutions of the Board of Directors and stockholders of Seller authorizing the execution and delivery of this Agreement and any related agreements and the transactions contemplated under this Agreement, and, in the case of Canada Sub, resolutions of the directors and shareholder of Canada Sub approving the transfer of the Canada Sub Shares to Buyer.

          (o) GOOD STANDING CERTIFICATES. At the Closing, Seller shall have delivered to Buyer a certificate of good standing with respect to Seller from the Secretary of State of Delaware, and the closest equivalent document with respect to Canada Sub from the appropriate officials of the Provinces of Ontario and Quebec, in each case as of a date not more than five days prior to the Closing.

          (p) NON-COMPETITION AGREEMENT. Seller and MagneTek shall have executed and delivered to Buyer a non-competition agreement in Seller's customary form (the "Non-Competition Agreement").

          (q) CONSENTS. All Third Party Consents shall have been obtained, and Buyer shall have received copies of them.

          (r) TRANSITION AGREEMENT. Buyer shall have received agreements, reasonably satisfactory to it, permitting it to occupy at no cost to Buyer the office space in Columbus, Ohio, used as of the date of this Agreement by Company Employees, for a period not longer than ninety days.

          (s) TAX AFFIDAVITS. Seller shall have executed and deliver to Buyer at the Closing an affidavit in form and substance satisfactory to Buyer certifying that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code, and evidence of an application for a certificate under Section 116 of the Income Tax Act (Canada) in respect of the sale of the Canada Sub Shares containing a "certificate limit" at least equal to the portion of the purchase price allocated to the Canada Sub Shares under
Section 2.5 of this Agreement.

          (t) OTHER CLOSING. The closing shall have occurred under the Other Agreement.

          (u) SUBORDINATION. Grand Eagle's obligations under the Seller Note shall be subordinated to Grand Eagle's and Buyer's obligations to their senior bank lender on customary terms reasonably satisfactory to MagneTek and to Grand Eagle's senior bank lender.

     3.2 SELLER'S OBLIGATION. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

          (a) BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT. Seller and MagneTek shall have received such instruments, including the Bill of Sale and Assignment and Assumption Agreement, with respect to Seller's assumption of the Assumed Liabilities and the acquisition of the Assets, as to effectively assume such liabilities and acquire such assets, in form and substance reasonably satisfactory to Seller and MagneTek.

          (b) OFFICER'S CERTIFICATE. The representations and warranties of Buyer and Grand Eagle made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, and Buyer and Grand Eagle shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing; and Buyer and Grand Eagle shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of each of them confirming the foregoing.

          (c) OPINION. Seller shall have received an opinion dated the Closing Date of Fitzpatrick Eilenberg & Zivian, counsel to Buyer, as to matters customary in transactions of this kind and which opinion shall be reasonably satisfactory to Seller.

          (d) NO INJUNCTION. No injunction or order shall have been granted by any Governmental Authority of competent jurisdiction that would restrain or prohibit the purchase and sale of the Assets or that would impose damages as a result of the purchase and sale of the Assets, and no action or proceeding shall be pending before any Governmental Authority of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Seller there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

          (e) HART-SCOTT-RODINO. The waiting period under the HSR Act, if applicable to the purchase and sale of the Assets, shall have expired or been terminated, and all requirements of

Canadian and provincial law with respect to the transfer of the stock of Canada Sub shall have been satisfied.

          (f) CERTIFICATE OF INCORPORATION. At the Closing, Buyer shall have delivered to Seller copies of the certificates of incorporation of Buyer and Grand Eagle, certified by the Secretaries of State of Georgia and Delaware, respectively, as of a date not more than five days prior to the Closing Date.

          (g) SECRETARY'S CERTIFICATES. At the Closing, Buyer shall have delivered to Seller copies of each of the following for each of Buyer and Grand Eagle, in each case certified to be in full force and effect on the date of the Closing by the Secretary of Buyer or Grand Eagle, as the case may be:

           (i)  the by-laws of Buyer or Grand Eagle, as the case may be; and

          (ii) resolutions of the Boards of Directors of Buyer and Grand Eagle authorizing the execution and delivery of this Agreement and any related agreements and the transactions contemplated under this Agreement.

          (h) GOOD STANDING CERTIFICATES. At the Closing, Buyer shall have delivered to Seller certificates of good standing with respect to Buyer and Grand Eagle from the Secretaries of State of the states of Georgia and Delaware, respectively, as of a date not more than five days prior to the Closing.

          (i)  CONSENTS.  All Third Party Consents shall have been obtained.

          (j) PERFORMANCE BONDS. Seller shall have been replaced or released from any obligation or liability in respect of any performance bond, letter of credit or similar instrument pertaining to the Business.

          (k) INSURANCE CERTIFICATES. Seller shall have received insurance certificates reflecting Buyer's compliance with Section 7.3.

     3.3 CERTAIN COSTS. Seller shall pay, or reimburse Buyer for, (a) one-half of the premium for the standard form of the title insurance policies described in Section 3.1, (b) the cost of the searches described in Section 3.1(f), and (c) one-half the cost of any real estate transfer or sales Taxes due in respect of the conveyance of the Assets. Buyer shall pay the remaining one-half of such transfer Taxes, and for any additional title insurance it elects to acquire.

          3.4 CO-OPERATION AS TO SURVEYS. Seller shall provide to Buyer and its employees, agents and representatives access, at all reasonable times requested by Buyer prior to the Closing, to each Company Property for purposes of permitting Buyer to perform, at its own expense, any surveys of such properties as it deems desirable.

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF SELLER AND MAGNETEK

     Each of Seller and MagneTek hereby jointly and severally represents and warrants to each of Buyer and Grand Eagle as follows:

     4.1 AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement and those Ancillary Agreements to which Seller is a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and those Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly taken. Without limiting the generality of the foregoing, the board of directors and the stockholder of Seller have each duly authorized the execution, delivery and performance by Seller of this Agreement and of those Ancillary Agreement to which Seller is a party. This Agreement has been duly executed and delivered by Seller and constitutes, and when executed and delivered by Seller at the Closing each of the Ancillary Agreements to which Seller is a party will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) MagneTek is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MagneTek has all requisite corporate power and authority to enter into this Agreement and those Ancillary Agreements to which MagneTek is a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by MagneTek to authorize the execution, delivery and performance of this Agreement and those Ancillary Agreements to which MagneTek is a party and the consummation of the transactions contemplated hereby and thereby have been duly taken. This Agreement has been duly executed and delivered by MagneTek and constitutes, and when executed and delivered by MagneTek at the Closing each of the Ancillary Agreements (if any) to which MagneTek is a party will constitute, a valid and binding obligation of MagneTek, enforceable against MagneTek in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors, rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) The execution and delivery of this Agreement does not, and the execution and delivery of those Ancillary Agreements to which Seller or MagneTek is a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller or Canada Sub under, any provision of (i) the Certificate of Incorporation or By-Laws or similar organizational documents of MagneTek or Seller or Canada Sub, (ii) subject to the matters disclosed in Schedule 6.8, any Contractual Obligation to which MagneTek or Seller or Canada Sub is a party or by which any of their respective properties or assets are bound or (iii) any judgment, order or decree or, subject to the matters described in clauses (A) - (E) below, Requirement of Law applicable to MagneTek or Seller or Canada Sub or the property or assets of any of them, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to MagneTek, Seller or Canada Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act, (C) compliance with and filings and notifications under applicable Environmental Laws, (D) those that may be required solely by reason of Buyer's participation in the transactions contemplated hereby, (E) filings and notifications required to be made by Buyer under the Investment Canada Act, and

(F) those that, if not made or obtained, individually or in the aggregate, would not have a Material Adverse Effect.

     4.2 THE ASSETS. Except for the Excluded Assets, the Assets constitute all of the property and assets which are used by Seller, MagneTek and its other Affiliates to conduct the Business as conducted on the Closing Date.

     4.3 ORGANIZATION AND STANDING OF CANADA SUB. Canada Sub is a corporation duly organized and validly existing under the laws of the province of Ontario. Canada Sub has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to carry on its business as now conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect. Canada Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. All such jurisdictions are listed on Schedule 4.3 hereto. Seller has made available to Buyer (i) the Certificate of Incorporation or similar charter document, as amended to date, and the By-Laws or similar document, as in effect on the date hereof, of Canada Sub, and (ii) the share certificate and transfer books and the minute books of Canada Sub. Immediately following the consummation of the transactions contemplated by this Agreement, Buyer or Canada Sub will own all of the assets used prior to the Closing in the conduct of the Business on the Closing Date other than the Excluded Assets.

     4.4 CAPITAL STOCK OF CANADA SUB. The authorized, issued and outstanding capital stock of Canada Sub is as set forth on Schedule 4.4. The Canada Sub Shares are duly authorized and validly issued and outstanding, fully paid and nonassessable. MagneTek is the record owner of the Canada Sub Shares. Except for the Canada Sub Shares, there are no shares of capital stock or other equity securities of Canada Sub outstanding. The Canada Sub Shares have not been issued in violation of, and none of the Canada Sub Shares is subject to, preemptive or subscription rights. There are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Canada Sub is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Canada Sub, and no equity securities of Canada Sub are reserved for issuance for any purpose. Other than this Agreement, the Canada Sub Shares are not subject to any voting trust agreement or other Contractual Obligation restricting or otherwise relating to the voting, dividend rights or disposition of the Canada Sub Shares.

     4.5 EQUITY INTERESTS; SUBSIDIARIES. Canada Sub does not own directly or indirectly any capital stock of or other equity interests in any Person.

     4.6 FINANCIAL STATEMENTS. (a) Attached to this Agreement as Exhibit A is the unaudited Field Service & Fairfield Supply Consolidated Balance Sheet Excluding Division Allocations of Seller as of September 30, 1995. Schedule
4.6 contains the unaudited Field Service & Fairfield Supply Consolidated Income Statement Excluding Division Allocations of Seller for the years ended June 30, 1993, 1994, 1995, and the three months ended September 30, 1994 and 1995 (the "Historical Financials" and, together with the September Balance Sheet, the "Financial Statements").

          (b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects, on a pro forma basis, the combined financial condition and results of operations of Seller and Canada Sub as of the respective dates thereof and for the respective periods covered thereby, except for the absence of footnotes and except that:

          (i)   Excluded Assets and Excluded Liabilities are excluded; and

          (ii) intercompany advances and receivables (other than those resulting from the sale of products or services) are excluded from the assets; and

          (iii) intercompany liabilities (other than those resulting from the sale of products or services) are excluded from liabilities; and

          (iv) accruals for retiree health and welfare benefits are excluded from the liabilities; and

          (v) long-term liabilities, current maturities of long-term liabilities, and accrued Taxes are excluded from the liabilities; and

          (vi) the exclusion of division allocations from the Historical Financials.

     4.7 ABSENCE OF CHANGES OR EVENTS. Except as set forth on Schedule 4.7 and the elimination of Excluded Assets, since September 30, 1995, there has not been a material adverse change in the business, financial condition or results of operations of Seller or Canada Sub other than changes relating to the economy in general. Except as disclosed on Schedule 4.7 or as contemplated by this Agreement, since September 30, 1995, Seller has conducted the Business, and has caused Canada Sub to conduct its Business, in the Ordinary Course, and neither Seller nor Canada Sub has taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.2.

     4.8  TAXES.  Except as set forth on Schedule 4.8:

          (a) PAYMENT OF TAXES. Each of Seller and Canada Sub has filed all material Tax Returns that it is required to have filed on or prior to the date hereof and such Tax Returns are materially true and correct. All Tax Returns required to be filed on or prior to the Closing Date by Seller or Canada Sub shall be filed on or prior to Closing and such Tax Returns shall be materially true and correct. All material amounts of Taxes imposed on Seller or Canada Sub or for which Seller or Canada Sub is or could be liable have been (or, as of the Closing, will be) paid or have been accrued for or fully reserved against on the consolidated books of MagneTek.

          (b) AUDIT HISTORY. To the Knowledge of each of Seller and MagneTek, no material issues have been raised and are currently pending by any Governmental Authority in connection with any of the Tax Returns of Seller or Canada Sub. No currently valid waivers of statutes of limitations with respect to the Tax Returns of Seller or Canada Sub have been given by Seller or Canada Sub. No Tax Returns of Seller or Canada Sub are or have been the subject of an examination for any year for which the applicable statute of limitations with respect to Taxes remains open. All deficiencies asserted or assessments made as a result of any such examination have been fully paid. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the Assets or the assets of Canada Sub.

          (c) TAX-SHARING OR ALLOCATION AGREEMENTS; TAX ELECTIONS. Any tax-indemnity, tax-sharing, tax allocation or similar agreements between Canada Sub, on one hand, and Seller, MagneTek or their Affiliates ( on the other hand) and any liability or obligation of Canada Sub under such agreements will terminate as of the Closing Date and be of no further force or effect. All tax-indemnity, tax-sharing, tax-allocation or similar agreements to which Canada Sub is a party and which are now in effect (other than any such agreement with a customer, supplier or lessor of property to Canada Sub entered into in the ordinary Course) are listed on Schedule 4.8.

          (d) SECTION 341(f) CONSENT. Canada Sub has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of any state, local or foreign income Tax law) and has not agreed to have Section 341(f)(2) of the Code (or any corresponding provision of any state, local or foreign income Tax law) apply to any disposition of any asset owned by Canada Sub.

          (e) SAFE HARBOR LEASE PROPERTY. None of the assets of Canada Sub is property that Canada Sub is required to treat as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

          (f) TAX-EXEMPT PROVISIONS. None of the Assets or the assets of Canada Sub (i) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code or (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (g) DEEMED DIVIDEND AND CONSENT DIVIDEND ELECTIONS. Canada Sub has not made and will not make as of the Closing a consent dividend election under Section 565 of the Code.

          (h) ADJUSTMENTS UNDER SECTION 481. Canada Sub has not agreed to make and is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (i) MISCELLANEOUS. Canada Sub (i) has not participated in and will not participate as of the Closing in an international boycott within the meaning of Section 999 of the Code, (ii) is not a party to any Contractual Obligation that has resulted or will result as of the Closing, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, or (iii) except as set forth on
Schedule 4.8, is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (j) CONSOLIDATION. Canada Sub has never been a member of an Affiliated Group.

          (k) COPIES OF TAX RETURNS. Canada Sub has true, correct and complete copies of all income Tax Returns filed by it or any other Person on behalf of it for the years beginning July 1, 1991, and thereafter.

     4.9 ASSETS OTHER THAN REAL PROPERTY INTERESTS. Either Seller or Canada Sub has good and marketable title to all assets reflected on the September Balance Sheet, except those sold or otherwise disposed of since the date of the September Balance Sheet in the Ordinary Course, in each case free and clear of all Liens except (a) such as are disclosed on Schedule 4.9, (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course, (d) Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (e) other imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate (the Liens hereinabove described are hereinafter referred to collectively as "Permitted Liens").

     This Section 4.9 does not relate to real property or interests in real property, such items being the subject of Section 4.10. This Section 4.9 does not relate to intellectual property, which is the subject of Section 4.11.

     4.10 REAL PROPERTY. Schedule 4.10 sets forth a complete list of all real property and interests in real property owned in fee by either Seller or Canada Sub and in each case used primarily in the Business (individually, an "Owned Property"), and a complete list of all real property and interests in real property leased by either Seller or Canada Sub and in each case used primarily in the Business (individually, a "Leased Property" and, together with the owned Properties, individually as a "Company Property" and collectively as "Company Properties"), and as to Leased Property, identifies any leases relating thereto. True and complete copies of all such leases have been made available to Buyer.

     4.11 INTELLECTUAL PROPERTY. Schedule 4.11 sets forth a list of all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications for any of the foregoing, other than those relating to generally commercially available computer software (collectively, "Intellectual Property"), owned, used, filed by or licensed to Seller or Canada Sub. With respect to trademarks, Schedule 4.11 contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 4.11, either Seller or Canada Sub owns or has the right to use, without payment to any other party, the Intellectual Property listed on such Schedule 4.11, and the consummation of the transactions contemplated hereby will not alter or impair any such Intellectual Property. Except as disclosed on Schedule 4.11, neither Seller nor Canada Sub has licensed to any third party, on an exclusive basis or otherwise, the right to use or exploit any Intellectual Property in any jurisdiction or otherwise transferred or assigned any Intellectual Property to any third party in any jurisdiction. Except as set forth on Schedule 4.11, neither Seller nor MagneTek has received written notice of any claims which are pending or, to the Knowledge of either Seller or MagneTek, threatened against either Seller or Canada Sub by any person with respect to the ownership, validity, enforceability or use of any Intellectual Property listed on Schedule 4.11 or otherwise challenging or questioning the validity or effectiveness of any such Intellectual Property and, to the Knowledge of each of Seller and MagneTek, no basis in fact exists to support any such claim.

     4.12 FURNITURE, FIXTURES, MACHINERY AND EQUIPMENT. All material furniture, fixtures, machinery and equipment used by Seller and Canada Sub in their businesses is in the possession or under the control of Seller or Canada Sub and is, with the exception of automobiles, trucks and other highway vehicles in transit and items that are offsite for repairs, located at one of the places of business of Seller or Canada Sub. All items of such furniture, fixtures, machinery and equipment are in good operating condition, subject to normal wear and tear, and adequate for the present uses thereof.

     4.13 CONTRACTS. Schedule 4.13 sets forth a list of each of the following Contracts to which either Seller or Canada Sub is a party (the "Material Contracts"):

          (a) any written employment contract that is not terminable by notice of not more than 30 days for a cost of less than $25,000;

          (b)  any Stay and Pay Agreements;

          (c) any employee collective bargaining agreement or other Contract with any labor union;

          (d) any Contractual Obligation that restricts the ability of either Seller or Canada Sub to compete in any line of business in any place in the world;

          (e) any Contractual Obligation between (i) either Seller or Canada Sub, on the one hand, and MagneTek or any Affiliate of MagneTek, on the other hand, or (ii) Seller, Canada Sub or MagneTek and any officer or director of Seller or Canada sub (other than agreements covered by paragraph (a) above) involving consideration to either party with a value of at least $25,000;

          (f) any lease or similar agreement under which either Seller or Canada Sub is a lessor or sublessor of, or makes available for use by any third party, any real property owned or leased by Seller or Canada Sub or any portion of premises otherwise occupied by Seller or Canada Sub;

          (g) any Contractual Obligation under which either Seller or Canada Sub has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or Indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the Ordinary Course);

          (h) any mortgage, pledge, conditional sales contract (for a value in excess of $25,000), security agreement (with respect to property in excess of $25,000), factoring agreement or other similar agreement with respect to any property or assets of either Seller or Canada Sub;

          (i) any Contract (other than agreements covered by paragraph (a) above) that provides for the payment of any severance compensation to any Company Employee or employee of Canada Sub, or for the provision, vesting and/or acceleration of any employee benefits following a change of ownership or control of either Seller or Canada Sub;

          (j) any license, royalty, franchise, service (other than with respect to services provided by Seller or Canada Sub in the Ordinary Course), sales agency or representative or distribution Contractual Obligation (which Contractual Obligation is not cancelable without penalty on not more than 30 days' notice or has an aggregate annual payment obligation of more than $25,000);

          (k) any Contract for the sale of any asset other than in the Ordinary Course or for the grant of any right of first refusal or similar preferential right to purchase any asset of either Seller or Canada Sub;

          (l) any executory Contract or commitment for capital expenditures over $25,000;

          (m) any Contract between either Seller or Canada Sub and any person which has previously purchased any business from Seller or Canada Sub; or

          (n) any other Contract which has an aggregate future payment obligation in excess of $25,000 and is not terminable by notice of not more than 60 days for a cost of less than $50,000 (other than purchase contracts and orders for inventory in the Ordinary Course).

     Except as disclosed on Schedule 4.13, each Contract listed thereon is valid, binding and in full force and effect and is enforceable by Seller or Canada Sub, as the case may be, in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors, rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as disclosed in Schedule 4.13, and with respect to the contracts listed or described under "Intellectual Property Agreements" in Schedule 4.11, except as disclosed on Schedule 4.11, Seller and Canada Sub have performed all material obligations required to be performed by them to date under the Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of either Seller or MagneTek, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder.

     4.14 LITIGATION; DECREES. Schedule 4.14 sets forth a list, as of the date of this Agreement, of all pending or, to the Knowledge of MagneTek, threatened actions, suits, claims or legal, administrative or arbitration proceedings or investigations with respect to which either Seller or Canada Sub has been contacted in writing by the claimant or by counsel for the claimant against Seller or Canada Sub or any of their respective properties, assets, operations or businesses or against any Canada Sub Plan or any Company Plan which (a) involves a claim by or against Seller or Canada Sub or against any Canada Sub Plan or any Company Plan of more than $50,000, (b) seeks any injunctive relief pertaining to the Assets or the Business or any Canada Sub Plan or any Company Plan, or (c) relates to the transactions contemplated by this Agreement. To the Knowledge of MagneTek's General Counsel, Schedule 4.14 also lists all pending actions, suits, claims or legal or administrative or arbitration proceedings to which Seller is a party in respect of the Business, or to which Canada Sub is a party, in each case involving claims by such Person against a third party. To the Knowledge of either Seller or MagneTek, except as disclosed on Schedule 4.14, neither Seller nor Canada Sub is in default under any judgment, order or decree of any court, administrative agency or commission or other Governmental Authority applicable to it or any of its properties, assets, operations or businesses. This Section 4.14 does not relate to environmental matters, which are the subject of Section 4.17.

     4.15 EMPLOYEE BENEFIT PLANS.  Except as set forth on Schedule 4.15:

          (a) Schedule 4.15(a) contains a listing of each material Company Plan and material Canada Sub Plan.

          (b) A complete copy of each material written Canada Sub Plan and the Larsen-Hogue Plan as amended to the Closing, together with audited financial statements and/or actuarial reports for the three (3) most recent plan years, if any; a copy of each trust agreement, insurance contract, if any, or any other funding vehicle with respect to each such plan; a copy of any and all determination letters, rulings or notices issued by any Governmental Authority with respect to such plan; a copy of the Form 5500 Annual Report and any PBGC Form 1 for the three (3) most recent plan years or any comparable form, if any, under Canadian or provincial law; any summary plan description and/or summary of material modifications; and a copy of each and any general explanation or communication which was required to be distributed or otherwise provided to participants and which modifies or amends any material provisions of such plan, will, within five Business Days after the date of this Agreement, have been made available to Buyer. A description of the material terms of any unwritten material Canada Sub Plan and any unwritten material Company Plan will, no later than the date schedules are required to be delivered to Buyer pursuant to Section 6.12 of this Agreement, have been made available to Buyer and such plan will be listed on Schedule 4.15(a).

          (c) The Larsen-Hogue Plan and each Canada Sub Plan (i) has been and currently is in material compliance in form (other than any amendments due to changes in the Code for which the period for adopting such amendments has not expired) and in operation in all respects with all applicable laws;
(ii) has been and is operated and administered in material compliance with its terms (except as otherwise required by law); (iii) where applicable, has been and is operated, administered, maintained and funded in material compliance with the applicable requirements of the Code and ERISA (or comparable Canadian or provincial laws) in such a manner as to qualify, where appropriate, for both Federal and state purposes (or where applicable, Canadian federal and provincial), for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (iv) where applicable, has received a favorable determination letter from the IRS.

          (d) As of the Closing Date and with respect to the Larsen Hogue Plan and each Canada Sub Plan, none of the Buyer, Seller or Canada Sub could have any liability for: (i) any "prohibited transaction," as such terms are defined under ERISA or the Code (or comparable Canadian or provincial laws);
(ii) any fiduciary breach; (iii) any failure to act or comply in connection with the administration or investment of the assets of such plans; or (iv) a civil penalty assessed pursuant to Section 502(i) of ERISA (or comparable Canadian or provincial laws).

          (e) Each Canada Sub Plan, if any, which provides post-retirement welfare benefits, may be terminated by Canada Sub, on and after the Closing without further liability for benefit claims incurred after such termination.

          (f) To the Knowledge of either Seller or MagneTek, no person has made any statements, whether oral or in writing, regarding any Canada Sub Plan or the Larsen-Hogue Plan which will result in any liability under such Canada Sub Plan or the Larsen-Hogue Plan in excess of any current or potential liability under such Canada Sub Plan or the Larsen-Hogue Plan previously disclosed to Buyer pursuant to this Section 4.15.

          (g) Neither Seller nor Canada Sub nor any of their ERISA Affiliates has any liability (including any potential liability) with respect to any "multiemployer plan" as defined in Section 4001 or Section 3(37) of ERISA, "multiple employer plan" within the meaning of Code Section 413(c) or "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

          (h) The Larsen-Hogue Plan has not incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or
Section 412 of the Code, whether or not waived. No liability to the PBGC (except for payment of premiums) has been incurred with respect to the Larsen-Hogue Plan, no reportable event within the meaning of Section 4043 of ERISA (excluding any event described in Section 4043(c)(9) thereof) has occurred with respect to the Larsen Hogue Plan, the PBGC has not threatened or instituted the termination of the Larsen-Hogue Plan and the Larsen-Hogue Plan has not been completely or partially terminated.

          (i) With respect to the Larsen-Hogue Plan and each Canada Sub Plan, all material payments, premiums, contributions, reimbursements and expenses, calculated in the ordinary Course (as determined by MagneTek's independent actuary, where applicable), required to be paid for all periods ending on or prior to December 31, 1995, have been paid or shall be accrued on the Closing Balance Sheet.

          (j) None of Seller, Canada Sub nor any of their ERISA Affiliates has incurred any liability to the PBGC, the IRS, the Department of Labor (or any comparable Canadian or provincial Governmental Authority) or otherwise with respect to any Company Plan that has not been satisfied in full, or with respect to which, to the Knowledge of either Seller or MagneTek, a condition exists that presents a material risk to Buyer or Canada Sub.

     4.16 COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth in Schedule
4.16 attached hereto, each of Seller and Canada Sub is in compliance with all applicable Requirements of Law, except for such incidents of noncompliance which, individually and in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 4.16 hereto, since July 1, 1994, to the Knowledge of either Seller or MagneTek, neither Seller nor Canada Sub nor MagneTek has received any written communication from a Governmental Authority that alleges that either Seller or Canada Sub is not in compliance with any Requirement of Law, except where noncompliance would not have a Material Adverse Effect. This Section 4.16 does not relate to Environmental Laws, which are the subject of Section 4.17, or matters with respect to Taxes, which are the subject of Section 4.8.

     4.17 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 4.17 attached hereto:

          (a) Seller is in compliance with all Environmental Laws, except any non-compliance which would not have a Material Adverse Effect on Seller. Without limiting the generality of the preceding sentence, Seller has obtained and is in material compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under all Environmental Laws.

          (b) Seller has not received any written or, to the Knowledge of Seller or MagneTek, oral notice of, any private, administrative or judicial action, or written or, to the Knowledge of Seller or MagneTek, oral notice of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Materials in, at, under or upon any Company Property; and there are no pending or, to the Knowledge of Seller or MagneTek, threatened actions or proceedings (or, to the Knowledge of Seller or MagneTek, notices of threatened actions or proceedings) against Seller from any Governmental Authority regarding any matter relating to any Environmental Laws.

     4.18 EMPLOYEE AND LABOR RELATIONS.  Except as set forth on Schedule 4.18:

          (a) there is no labor strike, dispute, or work stoppage or lockout pending, or to the Knowledge of either Seller or MagneTek, threatened, against Seller or Canada Sub;

          (b) to the Knowledge of either Seller or MagneTek, no union organization campaign is in progress with respect to any Company Employees or employees of Canada Sub, and no question concerning representation exists respecting such Company Employees or employees of Canada Sub;

          (c) there is no unfair labor practice charge or complaint against Seller or Canada Sub pending, or to the Knowledge of either Seller or MagneTek, threatened, before the National Labor Relations Board;

          (d) there is no pending, or to the Knowledge of either Seller or MagneTek, threatened, grievance that, if adversely decided, would have a Material Adverse Effect; and

          (e) no charges with respect to or relating to Seller or Canada Sub are pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination, other than those which, if so determined would not have a Material Adverse Effect.

     4.19 CORPORATE NAMES. Neither Seller nor Canada Sub has used in the past six years or is currently using any corporate or fictitious name, other than the names listed in Schedule 4.19.

     4.20 LICENSES AND PERMITS. Attached hereto as Schedule 4.20 is a complete and accurate list and description of all material licenses, permits and other authorizations of governmental authorities, domestic and foreign, and other third Persons used or required, and held by Seller or any Canada Sub, in the conduct of its business. To the Knowledge of MagneTek, Seller, or Canada Sub, none of Seller, Canada Sub or MagneTek has received any notice that revocation is being considered with respect to any of such licenses, permits or authorizations. This Section 4.20 does not relate to permits required under any Environmental Laws which are addressed in Section 4.17.

     4.21  DIRECTORS, OFFICERS AND EMPLOYEES OF THE COMPANY.

     Schedule 4.21 contains a true, correct and complete list of all directors and officers of Canada Sub showing each office held by each such Person. Concurrently with the delivery of Schedules, Seller will deliver to Buyer a substantially complete list of all current employees of Seller and Canada Sub, and the salary or hourly compensation each such employee receives.

     4.22 CUSTOMERS. Schedule 4.22 sets forth a complete list of Seller's and Canada Sub's ten largest customers (measured by revenue to Seller and Canada Sub) for the 1995 fiscal year, and for the first two fiscal quarters of the 1996 fiscal year.

                                   ARTICLE 5

           REPRESENTATIONS AND WARRANTIES OF BUYER AND GRAND EAGLE

     Each of Buyer and Grand Eagle hereby jointly and severally represents and warrants to each of Seller and MagneTek as follows:

     5.1 AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Grand Eagle is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Grand Eagle has all requisite corporate power and authority to enter into this Agreement and those Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by each of Buyer and Grand Eagle to authorize the execution, delivery and performance of this Agreement and those Ancillary Agreements to which each of them is a party and the consummation of the transactions contemplated hereby and thereby have been duly taken. This Agreement has been duly executed and delivered by Buyer and Grand Eagle and constitutes, and when executed and delivered by Buyer or Grand Eagle, as the case may be, at the Closing each of the Ancillary Agreements to which Buyer or Grand Eagle is a party will constitute, a valid and binding obligation of each of Buyer and Grand Eagle, as the case may be, enforceable against it in accordance with its terms, except as enforceability may be limited by Bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) The execution and delivery of this Agreement does not, and the execution and delivery of those Ancillary Agreements to which Buyer or Grand Eagle is a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer or Grand Eagle under, any provision of (i) the Certificate of Incorporation or By-laws of Buyer or Grand Eagle,
(ii) any Contractual Obligation to which Buyer or Grand Eagle is a party or by which any of its properties or assets are bound, or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(D) below, Requirement of Law applicable to Buyer or Grand Eagle or their respective property or assets, other than, in the case of clauses (ii) and
(iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer or Grand Eagle to consummate the transactions contemplated hereby. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any Governmental Authority is required to be obtained or made by or with respect to Buyer or Grand Eagle in connection with the execution and delivery of this Agreement or the consummation by Buyer and Grand Eagle of the transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings and notifications under applicable Environmental Laws, (C) filings and notifications required to be made by Buyer under the Investment Canada Act, and (D) those that may be required solely by reason of Seller's or MagneTek's (as opposed to any other third party's) participation in the transactions contemplated hereby.

     5.2 ACTIONS AND PROCEEDINGS, ETC. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any Governmental Authority against Buyer or Grand Eagle which have a material adverse effect on the ability of Buyer and Grand Eagle to consummate the transactions contemplated hereby or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer or Grand Eagle, threatened against Buyer or Grand Eagle, which have or could have a material adverse effect on the ability of Buyer and Grand Eagle to consummate the transactions contemplated hereby.

     5.3 AVAILABILITY OF FUNDS. Buyer and Grand Eagle have, or shall as of the Closing have, all funds required to consummate the transactions contemplated hereby and by the Other Agreement.

     5.4 BUYER'S AND GRAND EAGLE'S ACKNOWLEDGMENT. Each of Buyer and Grand Eagle acknowledges and agrees that, (a) other than the representations and warranties of Seller and MagneTek specifically contained in this Agreement, there are no representations or warranties of Seller or MagneTek either expressed or implied with respect to Seller, Canada Sub, MagneTek, or the transactions contemplated hereby and (b) it shall have a right to indemnification solely as provided in Article 10 hereof and, except as provided in this Agreement, it shall have no claim or right to indemnification with respect to any information, documents or materials furnished by or on behalf of Seller or MagneTek or any of its officers, directors, employees, agents or advisors to Buyer or Grand Eagle, including, without limitation, the Confidential Offering Memorandum, March 1994, prepared by Lehman Brothers or any information, documents or material made available to Buyer in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

     5.5 EXON-FLORIO. Buyer is not a "foreign person" for purposes of the Exon-Florio Amendment to the Defense Production Act of 1950.

                                     ARTICLE 6

                        COVENANTS OF SELLER AND MAGNETEK

     Each of Seller and MagneTek covenants and agrees as follows:

     6.1 ACCESS. Subject to the provisions of Section 7.1 hereof, prior to the Closing, Seller and MagneTek will, and will cause Canada Sub to, give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, customers, suppliers, properties and Records of Seller and Canada Sub; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Seller and Canada Sub.

     6.2 ORDINARY CONDUCT. Except as contemplated by this Agreement or as set forth in Schedule 6.2, from the date hereof to the Closing, Seller and MagneTek will, and will cause Canada Sub to, conduct the Business in the Ordinary Course and will make all reasonable efforts consistent with past practices to preserve relationships with customers, suppliers and others with whom Seller or Canada Sub deals. Except as contemplated by this Agreement, Seller will not, in respect of the Business, and MagneTek will not permit Seller to, and Seller and MagneTek will not permit Canada Sub to, do any of the following without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed:

          (a) with respect only to Canada Sub, amend its constitutive documents;

          (b) with respect only to Canada Sub, redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any share of capital stock;

          (c) with respect only to Canada Sub, sell or otherwise dispose of any treasury shares;

          (d) terminate, adopt or amend in any material respect any Company Plan or Canada Sub Plan or collective bargaining agreement, except as required by law or insofar as a collective bargaining agreement is then subject to negotiation in advance of its expiration in the Ordinary Course;

          (e) enter into or amend any Contract or Contractual Obligation with a value or commitment exceeding $50,000;

          (f) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the Ordinary Course; PROVIDED that in no event shall Seller or Canada Sub incur, assume or guarantee any long-term indebtedness for borrowed money;

          (g) encumber any of its assets or grant any security interests or increase or expand the collateral in connection with any of its existing secured liabilities or obligations other than in the Ordinary Course;

          (h) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

          (i) acquire or agree to acquire by merging or consolidating with, or by purchasing the stock of, or a substantial portion of the assets of, or by any other manner, any Person;

          (j) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (other than the Excluded Assets), except in the Ordinary Course and except for sales, leases or dispositions of assets that, individually, have a value of less than $25,000 and, in the aggregate, have a value of less than $100,000;

          (k) enter into any lease of real property, except any renewals of existing leases and a lease in respect of its Tucson facility;

          (l) grant any increase in the compensation of officers or employees, whether now or hereafter payable, including any such increase pursuant to any bonus, pension, profit sharing, incentive compensation, expense reimbursement, deferred compensation, retirement or similar plan or agreement or employ any additional executive or management personnel or enter into or amend any severance agreement or grant any general increase in wage or salary rates or in employee benefits (except in the Ordinary Course or as required by existing agreements, plans or arrangements) or enter into any employment contract which Buyer, Seller or Canada Sub do not have the right to terminate without liability or adopt (or amend in any manner which would increase the benefits under) any bonus, profit sharing, compensation, employment or other employee benefit plan, agreement, contract, commitment or arrangement for the benefit or welfare of any employee or employees of Seller or Canada Sub;

          (m) organize any Subsidiary or acquire any equity or other interest in any Person; or

          (n) agree, whether in writing or otherwise, to do any of the foregoing.

     6.3 INSURANCE. Seller shall keep, or cause to be kept, all insurance policies presently maintained relating to Seller, Canada Sub and their respective properties, or replacements therefor, in full force and effect through the close of business on the Closing Date. None of Buyer, Seller or Canada Sub will have any rights under any such insurance policies from and after the Closing Date.

     6.4 ACCOUNTS RECEIVABLE. Each of MagneTek and Seller agrees to forward to Buyer, within three business days after receipt thereof, any and all proceeds from accounts receivable of Seller or Canada Sub that are received by Seller, MagneTek or any other Affiliate of MagneTek after the Closing Date. If, after the Closing Date, Seller or MagneTek or any other Affiliate of MagneTek receives any payment from any person who at the time of such payment has outstanding accounts payable to MagneTek, on the one hand (for the purposes of this Section, "MagneTek Accounts Receivable"), and to Buyer, Seller or Canada Sub, on the other hand (for purposes of this Section, "Buyer Accounts Receivable"), and the payment (a) does not indicate whether it is in respect of MagneTek Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both MagneTek Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then MagneTek and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire MagneTek Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of MagneTek, Seller, Buyer or Canada Sub, as applicable.

     6.5 CONFIDENTIALITY AGREEMENTS. After the date of this Agreement, each of Seller and MagneTek shall take all actions and do all things reasonably necessary (but not including the commencement of litigation) to preserve and enforce its rights under the terms of any confidentiality agreements entered into between Seller, MagneTek and third parties who were provided information relating to Seller and Canada Sub in connection with MagneTek's efforts to sell the business, assets or stock of Seller or Canada Sub; PROVIDED, HOWEVER, that upon Buyer's request and at its expense in the event of a dispute, Seller or MagneTek will either (a) assign to Buyer its rights under any such specific agreement or (b) serve as the named party in any legal action for Buyer's benefit under such an agreement.

     6.6 NO SOLICITATION. None of MagneTek, Seller, Canada Sub or their respective Affiliates shall, and none of them shall permit any of their respective directors, officers, employees, agents or representatives to, solicit, initiate, encourage, entertain or consider any inquiries or proposals concerning any merger, consolidation or acquisition or purchase of all or any substantial portion of the assets or capital stock of Seller or Canada Sub (other than the Excluded Assets), whether separately or as part of a larger transaction, or any other transaction which could reasonably be expected to preclude the consummation of any or all of the transactions contemplated by this Agreement.

     6.7 LIEN SEARCHES. Prior to the Closing, Seller shall obtain at its expense and deliver to Buyer Uniform Commercial Code, tax lien and judgment searches (or, in the case of foreign jurisdictions, comparable searches) for Seller and Canada Sub at the state and county level (or, in the case of foreign jurisdictions, the appropriate filing offices) for each location at which Seller or Canada Sub presently conducts business or has conducted business during the past five years. Such searches shall be conducted under the present names of Seller and Canada Sub and such other names as they used during the past five years.

     6.8 THIRD PARTY CONSENTS. Prior to the Closing, Seller shall use commercially reasonable efforts to procure all consents, approvals or authorizations from third Persons necessary to consummate the transactions contemplated by this Agreement and all consents, approvals or authorizations from third Persons required under Contracts for any reason as a result of the transactions contemplated herein the failure to obtain of which may reasonably expected to have a Material Adverse Effect (all of which are referred to herein as "Third Party Consents"). Each of Seller and MagneTek hereby represents and warrants to Buyer that Schedule 6.8 is a true, correct and complete list of all Third Party Consents. Each of Buyer and Seller and MagneTek shall, and Seller shall cause Canada Sub to, cooperate with the other parties in any reasonable manner in connection with obtaining any consents; provided, however, that such cooperation shall not include any requirement of any party to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

     6.9  ENVIRONMENTAL MATTERS.

          (a) As to the Seller Facilities located in Orlando, Florida, New Orleans, Louisiana, and Houston, Texas, after the Closing Date Seller shall conduct, at its sole cost, such response (investigation and cleanup) or containment activities as are required by regulatory authorities pursuant to applicable Environmental Laws concerning such soil and/or groundwater contamination as has been determined prior to the Closing Date to exist at such Facilities as specified on Schedule 6.9 hereto ("Existing Contamination"), and, in the case of the Houston Facility (defined below), such response (investigation and cleanup) and containment activities as will be set forth as recommendations in the Houston Phase II Report. Seller's responsibility for Existing Contamination shall be concluded with respect to a Facility when either of the following events occurs: (i) Seller obtains from the lead regulatory agency written confirmation that all necessary response actions have been completed at the Facility with respect to the Existing Contamination; or (ii) Seller demonstrates to the reasonable satisfaction of Buyer through test data that Existing Contamination levels do not exceed applicable state or federal standards requiring remediation.

          (b) Buyer shall cooperate fully with Seller's efforts to conduct response activities pursuant to this Agreement. Seller and its contractors shall be afforded access to the Facilities at all reasonable times for the purpose of conducting necessary response activities. Seller and MagneTek shall cause their contractors to supply Buyer with certificates of insurance reflecting such coverage, and in such amounts, as Buyer shall reasonably require, consistent with the customs in the industry. Seller shall be responsible for managing all communications with Governmental Authorities concerning response activities taken pursuant to this Section 6.9, and Buyer shall not initiate any communications with Governmental Authorities or other third parties concerning such response activities. Seller and MagneTek shall inform Buyer from time to time at Buyer's request of the status of Seller's response activities taken pursuant to this Section 6.9 and, at Buyer's request, will supply Buyer with copies of material communications from governmental authorities concerning response activities taken pursuant to this
Section 6.9.

          (c) Contemporaneously with the completion of the tank farm relocation project currently under way at the Seller Facility at 10010 Gulf Freeway, Houston, Texas (the "Houston Facility"), Seller agrees to retain, at its expense, Dames & Moore, or another reputable environmental consulting firm selected by Seller and reasonably satisfactory to Buyer, to perform a comprehensive Phase II environmental study of the soils and groundwater at the Houston Facility and to obtain the resulting Phase II report (the "Houston Phase II Report") from such consulting firm as promptly as practicable.
Seller will deliver to Buyer a copy of the Houston Phase II Report. Promptly after it receives the Houston Phase II Report, if required to do so under applicable law, Seller will report to the Texas Natural Resource Conservation Commission in writing the impact to soils and groundwater reflected in the Houston Phase II Report. Upon completion of the Houston Phase II Report, Seller will comply with the requirements of Section 6.9(a) above as to the Houston Facility.

          (d) Seller will use reasonable efforts to obtain and deliver to Buyer at Closing the consent of Dames & Moore (or such other consultant as shall have prepared the Houston Phase II Report) to reliance by Buyer and Grand Eagle upon the Phase II Report prepared in respect of the Seller Facilities listed in Section 6.9.

     6.10 RANCHO DOMINGUEZ LEASE ASSIGNMENT. In the event Seller is unable to obtain from Westinghouse Electric Corporation either a complete novation or an assignment of its leasehold interest (the "Westinghouse Lease") in the Company Property at 18020 South Santa Fe Avenue, Rancho Dominguez, California, Seller agrees to enter into a sublease or similar arrangement in which Seller will undertake to convey to Buyer its benefits under the environmental protections and indemnifications Seller has under the Westinghouse Lease, provided that Seller shall be required only to use commercially reasonable efforts to enforce such rights on Buyer's behalf, and that all actions pertaining to such enforcement shall be at Buyer's sole expense.

     6.11 RANCHO DOMINGUEZ FACILITY PROJECT. Promptly after the date hereof, Seller shall obtain an estimate for the work described on Schedule 6.11 hereto and shall commence such work. If the Closing occurs, Buyer shall reimburse Seller for one-half of the expense of such work.

     6.12 DELIVERY OF SCHEDULES. Buyer shall, by March 15, 1996, deliver to Seller Schedule 3.1 and any schedules referred to in Buyer's representations and warranties in Article 5 hereof. By March 15, 1996, Seller and MagneTek shall deliver to Buyer and Grand Eagle all remaining Schedules described in this Agreement.

                                   ARTICLE 7

                              COVENANTS OF BUYER

     Buyer covenants and agrees as follows:

     7.1 CONFIDENTIALITY. Buyer acknowledges that the information regarding the Business heretofore and hereafter provided to it by MagneTek or Seller is subject to the terms of a confidentiality agreement between MagneTek and an Affiliate of Buyer dated as of March 21, 1994 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference except that the expiration is extended by 18 months from the date hereof. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; provided, however, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating solely to the Business and Canada Sub; and provided, further, however, that Buyer acknowledges that any and all other provisions shall remain in effect, and all information provided to it by MagneTek or its representatives concerning MagneTek shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

     7.2 ACCOUNTS RECEIVABLE. Buyer agrees to forward or cause to be forwarded to MagneTek, within three business days after the receipt thereof, any and all proceeds from accounts receivable of MagneTek that are received by Buyer or Canada Sub after the Closing Date. If, after the Closing Date, Buyer or Canada Sub receives any payment from any Person who at the time of such MagneTek Accounts Receivable and Buyer Accounts Receivable, and the payment
(a) does not indicate whether it is in respect of MagneTek Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both MagneTek Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then MagneTek and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire MagneTek Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of MagneTek, Buyer, Seller or Canada Sub, as applicable.

     7.3 INSURANCE. Buyer shall secure insurance with respect to the Assets and shall cause Canada Sub to secure insurance with respect to its assets from the Closing Date covering general liability and products liability in amounts customary for the industry in which Buyer and Canada Sub operate.

     7.4 ASSETS REMAINING ON BUYER'S PROPERTY. If, after the Closing Date, the Excluded Assets listed on Schedule 7.4 remain on the premises utilized or controlled by Buyer or Canada Sub, then Buyer shall take reasonable steps at the expense of MagneTek to deliver such Excluded Assets to MagneTek, and so long as such assets remain in Buyer's control, shall exercise reasonable care with respect thereto, and in no event less care than with respect to its own properties or than MagneTek or Seller is contractually required to exercise (but only to the extent set forth on Schedule 7.4). MagneTek shall take reasonable steps to remove all such assets from premises utilized or controlled by Buyer and Canada Sub promptly after Closing, and in any case not later than ninety days after the Closing Date. After such date, Buyer and Canada Sub may move and store any such assets, at the expense of MagneTek, to and at locations off the premises utilized or controlled by Buyer and Canada Sub, and thereafter shall have no further responsibility to MagneTek with respect to such assets.

     7.5 CHANGE OF NAME OF CANADA SUB. On the Closing Date, Buyer shall cause the name of Canada Sub to be changed so as to eliminate the name "MagneTek".

                                      ARTICLE 8

                                   MUTUAL COVENANTS

     Each of Seller and MagneTek covenants and agrees with Buyer and Grand Eagle, and each of Buyer and Grand Eagle covenants and agrees with Seller and MagneTek as follows:

     8.1 COOPERATION. MagneTek, Buyer, Seller and Grand Eagle shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business to Buyer and to minimize any disruption to the respective businesses of MagneTek, Buyer and Canada Sub that might result from the transactions contemplated hereby. No party shall be required by this Section 8.1 to take any action that would unreasonably interfere with the conduct of its business. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to cause the Closing to occur.

     8.2 PUBLICITY. MagneTek, Seller, Buyer and Grand Eagle agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

     8.3 ANTITRUST NOTIFICATION. Each of MagneTek and Grand Eagle will as promptly as practicable, but in no event later than ten Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of MagneTek and Grand Eagle shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. MagneTek and Grand Eagle shall keep each other apprised of the status of any communication with, and inquiries or requests for additional information from the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of MagneTek and Grand Eagle will use its best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Assets.

     8.4 RECORDS. (a) On the Closing Date, MagneTek and Seller shall deliver or cause to be delivered to Buyer all Records not in the possession or control of Canada Sub and all corporate records pertaining to the business and operations of Canada Sub, subject to the following exceptions:

          (i) Buyer recognizes that certain Records may contain incidental information relating to Seller or Canada Sub or may relate primarily to subsidiaries or divisions of MagneTek other than Seller or Canada Sub or businesses of MagneTek or Seller previously sold, and that MagneTek and Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

         (ii) MagneTek and Seller may retain all Records prepared in connection with the sale of the Assets, including bids received from other parties and analyses relating to Seller and Canada Sub;

        (iii) MagneTek and Seller may retain any Tax Returns and supporting documents and work papers, and upon reasonable request Buyer shall be provided with copies of such Tax Returns and supporting documents and work papers for the three Tax years prior to the Closing Date, and any other Tax Returns and supporting documents and work papers only to the extent that they relate (A) to Seller's or Canada Sub's separate Tax Returns or separate Tax liability or (B) to the computation of Seller's or Canada Sub's potential Tax liability for (I) any period ending on or after the Closing, (II) any period for which Buyer is responsible for filing Tax Returns, or (III) any period to which Canada Sub may carryback any net operating loss, capital loss or other Tax item; and

          (iv) MagneTek may deliver within a reasonable time after the Closing (in no event more than five (5) Business Days) such Records as to which it desires to retain copies and requires additional time in which to make such copies.

          (b) After the Closing, upon reasonable written notice, MagneTek, Buyer, Seller and Grand Eagle agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including Records pertinent to Seller or Canada Sub) and assistance relating to Seller or Canada Sub as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of MagneTek, Seller, Buyer or Canada Sub.

     8.5 CONSENTS. With respect to each Contract not assigned on the Closing Date, after the Closing Date Seller shall, if necessary, continue to deal with the other contracting party as the prime contracting party, and Buyer and Seller shall continue to use reasonable efforts to obtain the consent of the required parties to the assignment of such Contract to Buyer. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such Contract, and to the extent benefits are so provided, Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under such Contract after the Closing Date, and such obligations and Contracts shall comprise Assumed Liabilities.

                                   ARTICLE 9

                            EMPLOYEE BENEFIT MATTERS

     9.1  EMPLOYEE BENEFIT MATTERS.

          (a) On or prior the Closing Date Buyer shall offer employment to commence on the Closing Date to all Company Employees and shall set initial salaries, wages and material employee benefits that, in the aggregate, are generally comparable to those provided to the Company Employees by Seller immediately prior to the Closing Date as disclosed to Buyer. Notwithstanding the foregoing, Buyer shall not be obligated to provide to the Company Employees benefits comparable to those provided under the MagneTek Flexcare Retirement Pension Plan or the MagneTek Flexcare Savings (401(k)) Plan. Buyer assumes all obligations and liabilities, if any, under the WARN Act (and any similar state or foreign law) arising out of the transactions contemplated by this Agreement. Buyer also agrees to comply with the terms of the WARN Act and any comparable state laws with respect to any action that under any such laws would require any notice or filing prior to the Closing Date, or would give rise to any liability of Seller or MagneTek thereafter.

          (b) On the Closing Date, Buyer shall establish a group health plan for Company Employees which shall waive any exclusion or limitation with respect to pre-existing conditions and actively-at-work exclusions and shall provide that any out-of-pocket health expenses incurred by a Company Employee or his covered dependents during 1996 prior to the Closing Date shall be taken into account under Buyer's group health plan for the remainder of 1996 for purposes of satisfying applicable deductible, coinsurance and maximum covered health benefit claims by Company Employees and their covered dependents for services rendered on or after the Closing Date. Neither Buyer nor its group health plan for Company Employees shall be liable for any claims for health benefits for services rendered on or prior to the Closing Date regardless of when such claim is reported.

          (c) As soon as practicable, but effective as of the Closing Date, Buyer shall, or shall cause an Affiliate to, accept sponsorship of the Larsen-Hogue Plan, and MagneTek and Seller shall take or cause to be taken all such action as may be necessary to effect said change in sponsorship.
MagneTek will transfer to or at the direction of Buyer or such Affiliate any related contracts, insurance policies or other agreements or documentation as are necessary or appropriate for the customary operation of the Larsen-Hogue Plan. As of the Closing Date, Buyer shall assume all of MagneTek's and Seller's liability with respect to the Larsen-Hogue Plan. Neither MagneTek, Seller nor any of their ERISA Affiliates shall have any liability with respect to the Larsen-Hogue Plan after the Closing Date.

          (d) Effective as of the Closing Date, Canada Sub shall cease to be a participating employer under each Company Plan, the Company Employees shall cease accruing any additional benefits under all Company Plans (other than the Larsen-Hogue Plan), and MagneTek and Seller shall take or cause to be taken, all such action as may be necessary to effect such cessation of participation. To the extent permitted by law, as of the Closing Date MagneTek and Seller will vest the Company Employees in their accrued benefits under all Company Plans that are qualified under Section 401(a) of the Code as if each such employee had remained employed by MagneTek or an ERISA Affiliate of MagneTek through the vesting periods applicable to all of such employee's benefits accrued through the Closing Date.

          (e) With respect to all Company Plans other than the Larsen-Hogue Plan and except as provided in Sections 9.1(f) and 9.1(g), MagneTek shall remain responsible and be liable for, and none of Grand Eagle, Buyer or Canada Sub shall assume or be responsible for, any obligations or liabilities thereunder.

          (f) VACATION, HOLIDAY, SICK, SHORT-TERM DISABILITY AND SEVERANCE PAY. On the Closing Date, Buyer shall assume Seller's liability for vacation, holiday, sick, short-term disability and severance pay with respect to all Company Employees (other than any such benefits arising under any Stay and Pay Agreements in effect at or prior to the Closing) to the extent such obligations are reflected on the Closing Balance Sheet.

          (g) With respect to the Buyer's Employee Plans, Buyer shall, and shall cause Canada Sub to, grant all Company Employees credit, effective as of the Closing Date, for all service with MagneTek and its ERISA Affiliates (including Seller and Canada Sub) and their respective predecessors prior to the Closing Date for all purposes (other than service for benefit accrual purposes under a defined benefit pension plan; however, this shall not preclude Buyer from granting such credit) for which such service was recognized by MagneTek and its ERISA Affiliates (including Seller and Canada
Sub) under any corresponding Company Plan.

          (h) CANADA SUB PLANS. Canada Sub shall remain responsible and be liable for all Canada Sub Plans. Neither MagneTek nor Seller shall have any liability with respect to a Canada Sub Plan after the Closing Date.

          (i) COMPANY EMPLOYEES COVERED BY A COLLECTIVE BARGAINING AGREEMENT. On, and effective as of, the Closing Date Buyer shall expressly recognize any collective bargaining representative recognized by MagneTek or Seller as of the Closing Date for any collective bargaining units that include Company

Employees ("Bargaining Employees") and shall either (i) assume such collective bargaining agreements existing on the Closing Date with respect to such Bargaining Employees, or (ii) negotiate with any such collective bargaining representative a new collective bargaining agreement covering such Bargaining Employees; provided, however, in either case, Buyer shall assume and discharge all of MagneTek's and Seller's obligations (except for obligations for payroll wages earned for periods prior to the Closing Date) with respect to the Bargaining Employees under any such collective bargaining agreement on or after the Closing Date. Notwithstanding anything in this Section 9.1 to the contrary, effective on the Closing Date, Buyer shall adopt or establish for the benefit of the Bargaining Employees all such employee benefit plans, programs and policies as are required by such collective bargaining agreements.

          (j) NO THIRD-PARTY BENEFICIARIES. No provision of this Section 9.1 shall create third-party beneficiary rights in any Company Employee (or Canada Sub employee), including, without limitation, any right to continued employment or employment in any particular position with Buyer (or Canada Sub) for any specified period of time after the Closing Date.

                                   ARTICLE 10

                                INDEMNIFICATION

     10.1 TAX INDEMNIFICATION.

          (a) Subject to all of the terms and conditions of this Article 10, Seller and MagneTek shall jointly and severally indemnify and hold harmless each Indemnified Buyer Affiliate from (i) all liability for Taxes of Seller or Canada Sub for Pre-Closing Tax Periods (as defined below) other than any liability for Taxes (a) included as a payable or other short-term liability for purposes of preparing the Closing Balance Sheet, (b) that is an Assumed Liability, or (c) with respect only to Canada Sub, arising on, or as a result of events occurring on, the Closing Date as a result of actions taken by or at the direction of Buyer or any Affiliate of Buyer, and (ii) all liability for reasonable legal fees and expenses incurred with respect to any item indemnified pursuant to clause (i) of this Section 10.1(a) other than the cost of preparing Tax Returns described in Section 11.1. "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and the portion ending at the close of business on the Closing Date of any taxable period that includes (but does not end on) the closing Date.

          (b) Buyer shall, and shall cause Canada Sub to, jointly and severally indemnify and hold harmless each Indemnified Seller Affiliate from
(i) all liability for Taxes of Buyer and, with respect to Taxes attributable to periods or portions thereof following the Pre-Closing Tax Period, Canada Sub, (ii) all liability for Taxes that are included as a payable or other short-term liability for purposes of preparing the Closing Balance Sheet or that are Assumed Liabilities, (iii) all liabilities of Canada Sub arising on, or as a result of events occurring on, the Closing Date as a result of actions taken by or at the direction of Buyer or any Affiliate of Buyer, and (iv) all liability for reasonable legal fees and expenses incurred with respect to any item indemnified pursuant to clauses (i) through (iii) of this Section 10.1(b) other than the cost of preparing Tax Returns described in Section 11.1.

     10.2 OTHER INDEMNIFICATION BY SELLER. Subject to all of the terms and conditions of this Article 10, each of Seller and MagneTek shall jointly and severally indemnify and hold harmless each Indemnified Buyer Affiliate from any Losses suffered or incurred by such Indemnified Buyer Affiliate (other than any relating to (i) liabilities for Taxes, and (ii) the specified liabilities and obligations identified and described in Sections 10.4 and 10.5) to the extent arising from, (a) if the Closing occurs, any breach of any representation or warranty of Seller or MagneTek contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto, (b) any breach of any covenant of Seller or MagneTek contained in this Agreement requiring performance after the Closing Date or (c) any Excluded Liability. Seller and MagneTek shall not have any liability under clause 10.2(a) or 10.2(b) above unless the aggregate of all Losses for which Seller and MagneTek would, but for this proviso, be liable pursuant to this Section 10.2(a) and 10.2(b), together with the aggregate of all Losses for which Seller and MagneTek are liable pursuant to Sections 10.2(a) and (b) of the Other Agreement, exceeds $220,000 on a cumulative basis (and then only to the extent of any such excess). Seller's and MagneTek's aggregate liability under Sections 10.2(a) and (b) of this Agreement and Sections 10.2(a) and (b) of the Other Agreement shall in no event exceed $5,500,000. MagneTek's liability under Section 10.2(c) is only limited as set forth in Section 10.6. The foregoing provisions notwithstanding, nothing in this Agreement shall in any manner amend, modify or limit any obligation of Seller or MagneTek existing at the Closing Date to indemnify or hold harmless any officer, director, employee or agent of Canada Sub.

     10.3 OTHER INDEMNIFICATION BY BUYER. Subject to all of the terms and conditions of this Article 10, Buyer shall, and shall cause Canada Sub to, indemnify and hold harmless each Indemnified Seller Affiliate from any Losses suffered or incurred by such Indemnified Seller Affiliate (other than any relating to Tax matters, for which indemnification is provided in Section 10.1 or environmental matters, for which indemnification is provided in Section 10.4) to the extent arising from, (a) if the Closing occurs, any breach of any representation or warranty of Buyer or Grand Eagle contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith, (b) any breach of any covenant of Buyer or Grand Eagle contained in this Agreement requiring performance after the Closing Date, (c) any Assumed Liability or (d) the ongoing operations of Buyer and the Assets after the Closing occurs. Buyer and Canada Sub shall not have any liability under clause (a) or (b) above unless the aggregate liability of Buyer and Canada Sub under such clauses (a) and (b), together with the aggregate liability of the buyer pursuant to
Section 10.3(a) and (b) of the Other Agreement, shall exceed $220,000 on a cumulative basis (and then only to the extent of any such excess). Buyer's and Canada Sub's aggregate liability under Section 10.3(a) and (b), together with the aggregate liability of Buyer (as defined in the other Agreement) under Section 10.3(a) and (b) of the Other Agreement, shall in no event exceed $5,500,000.

     10.4 INDEMNIFICATION FOR ENVIRONMENTAL MATTERS.

          (a) Subject to all the terms and conditions of this Article 10.4, Seller and MagneTek shall jointly and severally indemnify and hold harmless each Indemnified Buyer Affiliate from and against all Losses resulting from claims or demands by any Governmental Authority or any third party which is unrelated to Buyer or its Affiliates arising under any Environmental Law to the extent such claims or demands relate to:

          (i) Seller's failure to perform any of its obligations as provided in Section 6.9 herein;

         (ii) Seller's arrangement for treatment, storage, recycling or disposal, prior to the Closing Date, of any Hazardous Materials at any offsite disposal facility; or

        (iii) conditions as of the Closing Date at any Seller Facility.

          Seller and MagneTek shall not have any liability under clause (ii) or (iii) above unless the aggregate of all Losses for which Seller and MagneTek would, but for this proviso, be liable under such clauses (ii) and
(iii) and under Sections 10.4(a)(ii) and (iv) of the Other Agreement shall exceed $100,000 on a cumulative basis (and then only to the extent of any such excess). Seller's and MagneTek's aggregate liability under Sections 10.4(a)(ii)and (iii) and under Sections 10.4(a)(ii) and (iv) of the Other Agreement shall in no event exceed $1,500,000. Such $100,000 deductible and $1,500,000 maximum indemnification shall be unrelated to the $220,000 deductible and $5,500,000 maximum indemnification provided under Sections 10.2 of this and the Other Agreement. Except as provided in Section 10.6(f), there shall be no limitation on the maximum amount of indemnification provided under
Section 10.4(a)(i) of this Agreement. The indemnification provided by Section 10.4(a)(ii) and Section 10.4(a)(iii) will expire on the third anniversary of the Closing Date.

          Notwithstanding anything in this Agreement to the contrary, Seller's and MagneTek's indemnification liability hereunder shall in no event be construed to extend to or include any remediation or other liability arising as the result of the presence of asbestos in or upon the improvements located on any Seller Facility at any time.

          (b) Buyer shall indemnify and hold harmless each Indemnified Seller Affiliate from and against all Losses resulting from claims or demands by any Governmental Authority or third party arising under any Environmental Law to the extent such Losses are attributable to Buyer's use or occupancy of any Seller Facility after the Closing Date.

     10.5 INDEMNIFICATION FOR CANADA SUB. Subject to all of the terms and conditions of this Article 10, Seller and MagneTek shall jointly and severally indemnify and hold harmless the Indemnified Buyer Affiliates from any Losses suffered or incurred by any of the Indemnified Buyer Affiliates (a) to the extent arising from any matter involving Canada Sub which would, if such matter involved Seller or Buyer, be an Excluded Liability, and (b) arising from Canada Sub's status as an ERISA Affiliate of MagneTek or of any Affiliate of MagneTek. Such indemnification is limited as provided in Section 10.6.

     10.6 LOSSES NET OF INSURANCE, ETC.

          (a) The amount of any Loss for which indemnification is provided under this Article 10 shall be net of all amounts recovered by the Indemnified Person under insurance policies with respect to such Loss and shall be net of any reserve in respect thereof reflected on the Closing Balance Sheet.

          (b) If the Indemnifying Person makes any payment under this Article 10 in respect of any Losses, the Indemnifying Person shall be subrogated, to the extent of such payment and except to the extent that such subrogation is not permitted by the terms of any insurance policy, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses.

          (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any Indemnified Person for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages from any Indemnified Person as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

          (d) The parties hereto agree that the indemnification provisions of this Article 10 are intended to provide the exclusive remedy as to all Losses each may incur arising from, or relating to the transactions contemplated hereby and each party hereby waives, to the extent it may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation. Notwithstanding the foregoing, (i) Buyer may exercise any rights or remedies it may have under or with respect to the Non-Competition Agreement and (ii) the rights of any party under this Article 10 are not exclusive with respect to fraudulent representations, actions or omissions by another party.

          (e) Any indemnification payment for Taxes required under this
Article 10 shall for purposes of federal, state and local income Taxes, be treated as a purchase price adjustment.

          (f) The parties agree that the aggregate liability of Seller and MagneTek under all provisions of this Agreement, including all indemnification provisions of this Article 10, shall in no event exceed the sum of the Cash Purchase Price and all amounts paid or otherwise due under the Seller Note (in cash or by offset under Section 10.11) prior to the date of the claim for indemnification hereunder.

     10.7 TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto, (w) pursuant to Sections 10.1, 10.2(c), 10.3(c) and (d) and 10.5 shall not terminate, (x) pursuant to Sections 10.2(a) and 10.3(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.10, (y) pursuant to Section 10.4, shall terminate as set forth therein and (z) pursuant to clauses 10.2(b) and 10.3(b), shall terminate on the third anniversary of the Closing Date; PROVIDED, HOWEVER, that as to clauses (w), (x), (y) and (z) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Person.

     10.8 PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN UNDER SECTION 10.1). In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement (other than under Section 10.1) in respect of, arising out of or involving a claim or demand made by any Person against the indemnified Person (a "Third Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third Party Claim within 10 Business Days (30 calendar days in respect of claims under Section 10.4) after receipt by such Indemnified Person of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any Losses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim.

     If a Third Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person.
 Should the Indemnifying Person so elect to assume the defense of a Third Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of Records and information which are reasonably relevant to such Third Party Claim, and employees available on mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Person shall have assumed the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld or delayed). All Tax Claims (as defined in Section 10.9) shall be governed by Section 10.9.

     10.9 PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS.

          (a) If a claim shall be made by any Governmental Authority, which, if successful, might result in an indemnity payment to any Person hereunder pursuant to Section 10.1 (a "Tax Indemnitee"), the Tax Indemnitee shall promptly notify the party against whom indemnification is sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax

Claim, or in reasonable detail to apprise the Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

          (b) With respect to any Tax Claim for which a Tax Indemnitee seeks indemnification hereunder, the Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion (and at its sole cost and expense) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; PROVIDED, HOWEVER, that the Tax Indemnitor shall not settle or compromise a Tax Claim without giving prior notice to the Tax Indemnitee and without the Tax Indemnitee's consent, which shall not be unreasonably withheld or delayed, if such settlement or compromise would have an adverse effect on the Tax liabilities of the Tax Indemnitee, its Affiliates or any member of its Affiliated Group. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor's request) the provision to the Tax Indemnitor of Records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          (c) In no case shall Buyer or Canada Sub settle or otherwise compromise any Tax Claim for which indemnification is sought hereunder without MagneTek's prior written consent, which consent shall not be unreasonably withheld.

     10.10 SURVIVAL OF REPRESENTATIONS. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 10.2(a) and 10.3(a) and shall terminate at the close of business three years following the Closing Date, except that the representations and warranties in Sections 4.8, 4.15 and
4.17 shall not survive the Closing.

     10.11 MANDATORY SETOFF OF SELLER NOTE. (a) Each of the parties agrees, on its own behalf and (with respect to MagneTek and Seller) on that of any permitted transferee of the Seller Note, that to the extent any amount is due in respect of indemnification to an Indemnified Buyer Affiliate under this Agreement or the Other Agreement, such amount shall be offset against the interest and principal due under the Seller Note and the similar note issued under the Other Agreement, with offsets applied first to interest payments then due in the order of their maturity and then to principal payments in the order of their maturity, before any amount shall be payable by Seller or MagneTek. In the event any such offset is contested by MagneTek, the matter shall be resolved in the same fashion as any other dispute under this Agreement.

                                   ARTICLE 11

                             POST CLOSING MATTERS

     11.1 TAX MATTERS.

          (a) For any taxable period of Canada Sub ending after the Closing Date, Buyer shall timely prepare and file, or cause to be timely prepared and filed, with the appropriate Governmental Authorities all Tax Returns required to be filed by Canada Sub and will pay all Taxes due with respect to such Returns; PROVIDED that Seller will reimburse Buyer, within thirty (30) days of such payment, for any amount owed by Seller pursuant to Section 10.1 with respect to any Pre-Closing Tax Period covered by such Returns. For any taxable period of Seller and Canada Sub that ends on or before the Closing Date, Seller shall timely prepare and file, or cause to be timely prepared and filed, with the appropriate Governmental Authorities all Tax Returns required to be filed and will pay all Taxes due with respect to such Tax Returns; provided that Buyer will reimburse Seller, within thirty (30) day's of such payments, for any amount owed by Buyer or Canada Sub pursuant to Section 10.1.
 All Tax Returns of Seller and Canada Sub prepared pursuant to this Section 11.1(a) shall be prepared accurately and in a manner consistent with such Tax Returns for prior periods.

          (b) Any refunds or credits of Taxes of Canada Sub paid with respect to any taxable period or portion thereof ending on or before the Closing Date shall be for the account of Seller unless such refund or credit results from a net operating loss or other carryback incurred after the Closing Date. Any refunds or credits of Taxes of Canada Sub paid with respect to any taxable period or portion thereof beginning after the Closing Date shall be for the account of Canada Sub.
Buyer and Seller shall cooperate to effect the purposes of the foregoing provisions. Any amounts payable to Buyer or Seller to effect the provisions of this clause (b) shall be net of any tax cost or benefit to the payor attributable to the receipt of such refund and/or the payment of such amounts (for this purpose a cost shall not include the inability to carry back future losses due to prior refunds); in no event shall such payment exceed the amount of the refund. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes attributable to Pre-Closing Tax Periods paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 10.9.

          (c) MagneTek shall be responsible for filing any amended consolidated, combined or unitary Tax Returns (whether original or amended) in which Canada Sub was included for any taxable period or portion thereof ending on or prior to the Closing Date which are required as a result of examination adjustments made by the IRS or by the applicable state, local or foreign taxing authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax Returns are filed by Canada Sub, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by MagneTek and furnished to Canada Sub and Buyer for approval (which approval shall not be unreasonably withheld or delayed), signature and filing at least 10 days prior to the due date for filing such returns.

          (d) Except as otherwise specifically provided for in this Agreement, all other Taxes shall be payable by and be the responsibility of the party on whom such Taxes are imposed. Seller shall pay any stock transfer taxes due as a result of the sale of the Canada Sub Shares.

          (e) Buyer shall not, and shall cause its Affiliates not to, make or cause to be made an election pursuant to Section 338 of the Code with respect to the purchase of the stock of Canada Sub pursuant to this Agreement.

     11.2 ACCESS TO FORMER BUSINESS RECORDS. For a period of seven (7) years following the Closing, Buyer will retain all Records of Seller and Canada Sub existing as of the Closing and


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

in its possession or control. During such period, Buyer will afford authorized representatives of MagneTek access to all of such Records at reasonable times and during normal business hours at the principal business office of Buyer or Grand Eagle, as applicable, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by MagneTek at MagneTek's sole cost and expense. During such period, Buyer will, at MagneTek's expense (in respect of any out-of-pocket expenses), cooperate with MagneTek in furnishing information, evidence, testimony and other reasonable assistance in connection with any action, proceeding or investigation relating to the Business or Canada Sub prior to the Closing.

     11.3 USE OF TRADEMARK AND TRADE NAMES. Notwithstanding anything to the contrary in this Agreement, Buyer and Canada Sub may continue to use the name "MagneTek" and related trademarks, corporate names, and tradenames incorporating "MagneTek", and the stylized "MagneTek" logos, and (to the extent permitted by agreements between Seller and other persons previously delivered to Buyer) the phrases "NEC" and "National Electric Coil" and related trademarks, corporate names, tradenames and logos (i) in displays, signage and postings for sixty (60) days after the Closing Date to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of two (2) years, to state the former affiliation of Canada Sub and of the Business as conducted by Buyer with MagneTek and Seller (e.g., formerly a subsidiary of "MagneTek, Inc." or "formerly [name of Seller or Canada Sub]"); and (iii) to the extent the trade names, trademarks, service marks or logos of any of Seller's affiliates or of Seller appear on the stationery, packaging materials, supplies or inventory of Canada Sub on hand as of the Closing Date or on order at the time of the Closing or included in the Assets, until such is exhausted.

     11.4 FURTHER ASSURANCES. If at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, then promptly upon the request of the other party, Seller, MagneTek, Buyer or Grand Eagle, as the case may be, shall take such action (including, but not limited to, the execution of additional documents and instruments).


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


                                    ARTICLE 12

                               GENERAL PROVISIONS

     12.1 ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer prior to the Closing (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer) without the prior written consent of Seller; PROVIDED, HOWEVER, that Buyer may assign its right to purchase the Assets hereunder to an Affiliate of Grand Eagle without the prior written consent of Seller; PROVIDED FURTHER, HOWEVER, that no assignment shall limit or affect the assignor's obligations hereunder.

     12.2 NO THIRD-PARTY BENEFICIARIES. Except as provided in Article 10 as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

     12.3 TERMINATION.

          (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

          (i) by mutual written consent of all parties; or

         (ii) by any party hereto, if the Closing does not occur on or prior to April 5, 1996; or

        (iii) by Buyer within six Business Days after Seller shall have notified Buyer that Buyer has received all of the Schedules described in this Agreement; provided, however, that the Buyer may only so terminate this Agreement if the Schedules disclose a matter, not previously disclosed to Buyer in writing by MagneTek or Seller, which has a Material Adverse Effect. In the event Buyer exercises the right to terminate this Agreement under this Section 12.3(a)(iii), the Other Agreement shall automatically terminate.

          (b) In the event of termination by any party pursuant to this
Section 12.3, written notice thereof shall forthwith be


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

given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) Buyer and Grand Eagle shall return to Seller all documents and copies and other material received from Seller, MagneTek or Canada Sub relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

         (ii) All confidential information received by Buyer or Grand Eagle with respect to the businesses of Seller and Canada Sub shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 12.3, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.1 relating to the obligation of Buyer and Grand Eagle to keep confidential certain information and data obtained by it, (ii)
Section 12.4 relating to certain expenses, (iii) Section 12.5 relating to attorney fees and expenses, (iv) Section 8.2 relating to publicity, (v)
Section 12.11 relating to finder's fees and broker's fees and (vi) this
Section 12.3. Nothing in this Section 12.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by the other parties of its obligations under this Agreement.

     12.4 EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

     12.5 ATTORNEYS' FEES. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorney fees and expenses determined by the


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

court in such litigation or in a separate action brought for that purpose.

     12.6 AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

     12.7 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered or certified mail, and shall be deemed given when so delivered, as follows:

          (i) if to Buyer or Grand Eagle,

              Eastern Electric Apparatus
                Repair Company, Inc.
              OR Grand Eagle Companies Inc.
              (AS THE CASE MAY BE)
              130 East Randolph Drive, 29th Floor
              Chicago, Illinois 60601
              Attention:  Jerry O. Williams, President and CEO


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

             with a copy to:

             Fitzpatrick Eilenberg & Zivian
             20 North Wacker Drive, Suite 2200
             Chicago, Illinois 60606
             Attention: Carol Pegnato, Esq.

        (ii) if to Seller or MagneTek,

             MagneTek National Electric Coil, Inc.
             OR MagneTek, Inc.
             (AS THE CASE MAY BE)
             26 Century Boulevard
             P.O. Box 290159
             Nashville, Tennessee 37229-0159
             Attention:  Samuel A. Miley, Esq., General Counsel

             with a copy to:

             MagneTek, Inc.
             26 Century Boulevard
             P.O. Box 290159
             Nashville, Tennessee 37229-0159
             Attention:  John P. Colling, Jr., Vice President and Treasurer

             and with a copy to:

             Gibson, Dunn & Crutcher
             333 South Grand Avenue
             Los Angeles, California 90071
             Attention:  Jennifer Bellah, Esq.

     12.8 INTERPRETATION; EXHIBITS AND SCHEDULES. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one schedule hereto shall be deemed incorporated by reference into each other schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.


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


     12.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

     12.10 ENTIRE AGREEMENT. This Agreement, the Non-Competition Agreement and the Confidentiality Agreement, together with all Exhibits and Schedules hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter, including without limitation the letter of intent between MagneTek and Grand Eagle dated December 13, 1995.

     12.11 FEES. Each party hereto hereby represents and warrants that (a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Lehman Brothers with respect to Seller and MagneTek, and PaineWebber Incorporated and Mega Capital Corp. with respect to Buyer and Grand Eagle, and (b) such parties will pay all fees or commissions which may be payable to the Persons so named.

     12.12 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

     12.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.


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

     IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

                                              MAGNETEK NATIONAL ELECTRIC COIL,
                                              INC., a Delaware corporation

                                              By:
                                                 -----------------------------
                                                     John P. Colling, Jr.,
                                                         Vice President


                                              MAGNETEK, INC., a Delaware
                                              corporation

                                              By:
                                                 -----------------------------
                                                     John P. Colling, Jr.,
                                                         Vice President


                                              EASTERN ELECTRIC APPARATUS REPAIR
                                              COMPANY, INC., a Georgia
                                              corporation

                                              By:
                                                 -----------------------------
                                                 Jerry O. Williams, President


                                              GRAND EAGLE COMPANIES INC., a
                                              Delaware corporation

                                              By:
                                                 -----------------------------
                                                 Jerry O. Williams, President



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